		UNITED STATES	OMB APPROVAL
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Penske Automotive Group, Inc.
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Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Penske Automotive Group, Inc. to be held at 8:00 a.m., Eastern Daylight Time on May 9, 2013, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan.

The agenda for this year’s annual meeting includes the annual election of directors, approval of our 2012 Equity Incentive Plan, ratification of the selection of our independent auditing firm and an advisory vote regarding our executive officer compensation. The Board of Directors recommends that you vote FOR the director nominees, FOR the 2012 Equity Incentive Plan, FOR the ratification of our independent auditors and FOR approval of our executive officer compensation.  Please refer to the detailed information on each of these proposals and our annual meeting of stockholders in the accompanying materials.

We have elected to deliver our proxy materials to our stockholders over the Internet. This delivery process provides stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about March 15, 2013, we will mail to our stockholders a notice of internet availability of proxy materials containing instructions on how to access our 2013 proxy statement and 2012 annual report to stockholders. This notice also provides instructions on how to vote online or by telephone and includes information on how to request a paper copy of the proxy materials by mail.

The annual meeting provides an excellent opportunity for stockholders to become better acquainted with the Company and its directors and officers, and I hope that you will attend. Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support of Penske Automotive Group.

Sincerely,

/s/ Roger S. Penske

Roger S. Penske
Chairman of the Board and
Chief Executive Officer

Bloomfield Hills, Michigan
March 13, 2013

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Meeting Time and Place:

Thursday, May 9, 2013, at 8:00 a.m., Eastern Daylight Time, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan.

Items of Business:

(1)                                 Election of twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified.

(2)                                 Approval of our 2012 Equity Incentive Plan.

(3)                                 Ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2013.

(4)                                 Approval of an advisory resolution regarding executive compensation.

(5)                                 Transaction of such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

Who may vote:

Stockholders of record as of March 12, 2013 can vote at the annual meeting and any postponements or adjournments of the annual meeting. Our proxy statement and the proxy card are first being made available to our stockholders on or about March 13, 2013.

Admission:

You will be asked to verify proof of ownership of PAG stock before being admitted to our annual meeting. If you hold shares indirectly through a bank or brokerage firm, please bring a recent statement to verify your ownership. We reserve the right to deny admission to anyone who cannot verify he or she is one of our stockholders.  Cameras and recording devices will not be permitted.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 9, 2013.

Our Proxy Statement, Proxy Card and Annual Report to Stockholders are available at www.envisionreports.com/pag.

By Order of the Board of Directors,

/s/ Shane M. Spradlin

Shane M. Spradlin
Executive Vice President, General Counsel and Secretary

March 13, 2013

2013 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement.  This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

•	Time and Date	8:00 a.m., May 9, 2013
•	Place	Penske Automotive Group Principal Office
2555 Telegraph Road
Bloomfield Hills, MI 48302
•	Record Date	March 12, 2013
•	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters

	Board Vote Recommendation	Page Reference
Election of Directors	FOR EACH DIRECTOR NOMINEE	Page 7
Approval of 2012 Equity Incentive Plan	FOR	Page 15
Ratification of Deloitte & Touche LLP as Auditor for 2013	FOR	Page 20
Advisory Vote on Executive Compensation	FOR	Page 22

Board Nominees

•                  The following table provides summary information about each director nominee.  Each director nominee is elected annually by a majority of votes cast.

		Director		Committee Memberships
Name	Age	Since	Occupation	AC	CMDC	NCGC	EC	Independent
John D. Barr	65	2002	Chairman Papa Murphy’s International	X				X
Michael R. Eisenson	57	1993	Managing Director & CEO Charlesbank Capital Partners	X			X	X
Robert H. Kurnick, Jr.	51	2006	President Penske Automotive Group				X
William J. Lovejoy	72	2004	General Manager Lovejoy & Associates		X			X
Kimberly J. McWaters	48	2004	CEO Universal Technical Institute			X		X
Yoshimi Namba	47	2010	Sr. Vice President — International Business Development Penske Automotive Group
Lucio A. Noto	74	2001	Retired Vice Chairman ExxonMobil Corporation		X		X	X
Roger S. Penske	76	1999	Chairman and CEO Penske Automotive Group				X
Richard J. Peters	65	1999	Managing Director Transportation Resource Partners
Sandra E. Pierce	54	2012	Vice Chairman FirstMerit Corporation			X		X

		Director		Committee Memberships
Name	Age	Since	Occupation	AC	CMDC	NCGC	EC	Independent
Ronald G. Steinhart	72	2001	Retired Chairman and CEO Commercial Banking Group, Bank One Corporation	X				X
H. Brian Thompson	73	2002	Executive Chairman Global Telecom & Technology		X	X	X	X

AC                  Audit Committee

CMDC           Compensation & Management Development Committee

NCGC            Nominating & Corporate Governance Committee

EC                  Executive Committee

Attendance	Each director nominee, all of whom are current directors, attended at least 80% of meetings of the Board and of the committees of which he or she is a member in 2012.

2012 Equity Incentive Plan

In light of the expiration of the company’s existing 2002 equity incentive plan, our stockholders are being asked to approve a new 2012 Equity Incentive Plan. This plan provides up to two million shares for equity awards, including awards that are intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code, and terminates in 2015. In the last three years, we have granted a gross amount of 519,241, 436,970 and 452,782 shares of incentive equity, which represents an average annual rate of shares issued as compared to shares outstanding of approximately 0.5%.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Deloitte & Touche as our independent auditor for 2013.  Set forth below is summary information with respect to 2012 auditor fees.

	Deloitte	KPMG

Audit Fees	$1,245,000	$762,800
Audit Related Fees	126,250	102,000
Tax Fees
Tax Compliance	32,000	—
Other Tax Fees	97,032	209,600
	129,032	209,600
All Other Fees	—	—
Total Fees	$1,500,282	$1,074,400

Executive Compensation

We are asking stockholders to annually approve on an advisory basis our named executive officer compensation.  The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interest with those of our stockholders and motivating the executives to remain with the Company for long and productive careers.  In 2012, over 97% of the votes cast by our stockholders approved of our 2011 executive compensation and there have not been any significant changes to the elements of our executive compensation in 2012.

2012 Compensation Summary

Set forth below is the 2012 compensation for each named executive officer as determined under SEC rules.

	Salary	Bonus	Stock Awards		All Other Compensation		Total
Name and Principal Position	($)	($)	($)(1)		($)		($)
Roger S. Penske	1,200,000	—	3,500,000	(2)	209,336	(3)	4,909,336
Chief Executive Officer

Robert H. Kurnick, Jr.	700,000	—	600,000	(4)	71,576	(5)	1,371,576
President

David K. Jones	400,000	180,000	241,100		72,597	(6)	893,697
Executive Vice President & Chief Financial Officer

Calvin C. Sharp	416,827	100,000	108,495		50,280	(7)	675,602
Executive Vice President — Human Resources

Shane M. Spradlin	424,039	180,000	192,880		66,996	(8)	863,915
Executive Vice President, General Counsel & Secretary

Please see the footnote references on page 30 for further information regarding our named executive officer compensation.

PROCEDURAL QUESTIONS ABOUT THE MEETING

Q. What am I voting on?

A. Proposal 1:	Election of twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified
Proposal 2:	Approval of our 2012 Equity Incentive Plan
Proposal 3:	Ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2013
Proposal 4:	Advisory vote regarding executive compensation

Q. Who can vote?

A.

Our stockholders as of the close of business on the record date, March 12, 2013, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 12, 2013, there were 90,302,508 shares of our common stock outstanding.

Q. Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.

As permitted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each stockholder. On or about March 15, 2013, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders, which provides website and other information for the purpose of accessing our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of the annual meeting.

Q. How can I get electronic access to the proxy materials?

A.

The Notice provides you with instructions regarding how to view our proxy materials for the annual meeting on the Internet and instruct us to send proxy materials to you by email. Choosing to receive proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Q. What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are the stockholder of record with respect to those shares and we sent the Notice directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

Q. How do I vote my shares?

A.	If you are a stockholder of record or a participant in the Company’s stock fund within our Company 401(k) plan (the “401(k) plan”), you may vote in any of the following ways:

•                  By Internet. You may vote online by accessing www.envisionreports.com/pag and following the on-screen instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable.

You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

•                  By Telephone. If you are located in the U.S., you may vote by calling toll free 1-800-652-VOTE (1-800-652-8683) and following the instructions.  You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

•                  By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided. Votes submitted by mail must be received at our headquarters on or before May 8, 2013.

•                  In Person. You may vote in person at the annual meeting by requesting a ballot from the inspector of election at the meeting.

A.            If you are a beneficial owner of shares held in street name, you may vote in any of the following ways:

•                  By Internet. You may vote online by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

•                  By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

•                  By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided.  Votes submitted by mail must be received at our headquarters on or before May 8, 2013.

•                  In Person. You must obtain a legal proxy from the organization that holds your shares in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain this legal proxy.

For both stockholders of record and beneficial owners of shares held in street name (other than stockholders within our Company 401(k) plan), online and telephone voting is available through 11:59 p.m. ET on Wednesday, May 8, 2013.  For shares held by the stock fund within the Company’s 401(k) plan, online and telephone voting is available through 11:59 p.m. ET on Monday, May 6, 2013.

Q. Can I change my mind after I vote?

A.               You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date (or voting through the Internet or telephone again), (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q. What if I return my proxy card but do not provide voting instructions?

A.               Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the twelve nominees for director, (2) FOR the approval of the 2012 Equity Incentive Plan, (3) FOR the ratification of our independent auditors, (4) FOR approval of our executive officer compensation and (5) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q. Will my shares be voted if I do not provide my proxy instruction form?

A.               If you are a stockholder of record and do not provide a proxy, you must attend the meeting in order to vote your shares. If you are a beneficial holder of shares held in street name, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. Under these rules, only the proposal to ratify our independent auditing firm is a “routine matter” being voted on by our stockholders this year.

Q. May stockholders ask questions at the meeting?

A.               Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q. How many votes must be present to hold the meeting?

A.               Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card or vote via the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 12, 2013 must be present in person or by proxy at the meeting (45,151,255). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q. How many votes are needed to approve the proposals?

A.               Regarding proposal 1, the twelve nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact on the election of directors. Regarding proposal 2, the measure will pass if it receives the affirmative vote of a majority of the votes cast at the meeting, which must also represent at least 50% of the total shares outstanding on the record date.  Regarding proposals 3 and 4, each measure will pass if it receives the affirmative vote of a majority of the votes cast.  On these items, abstentions and broker non-votes will not be counted in determining the number of votes cast.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the annual meeting will be the election of twelve director nominees.  Our Nominating and Corporate Governance Committee and Board of Directors recommend approval of each of the nominees outlined below. If elected, each will serve a one-year term. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.

Director Nominees.  Our Nominating and Corporate Governance Committee has established minimum qualifications for director nominees, including having personal integrity, loyalty to Penske Automotive Group and concern for its success and welfare, willingness to apply sound and independent business judgment and having sufficient time available for Penske Automotive Group matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting Penske Automotive Group, willingness to contribute special competence to board activities, accomplishments within the director’s respective field, and experience reading and understanding financial statements.

The Nominating and Corporate Governance Committee and Board of Directors reviewed the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of our business operations, and business experiences. The Board did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole. Moreover, the Board of Directors and Nominating and Corporate Governance Committee considered each nominee’s overall service to Penske Automotive Group during the previous term, each nominee’s personal integrity and adherence to the standards noted above, as well as the individual experience of each director noted within their biographies below.

Our Board of Directors Recommends a Vote “FOR” Each of the Following Nominees:

John D. Barr — Chairman, Papa Murphy’s International Inc.

Mr. Barr, 65, has served as a director since December 2002. Mr. Barr has been the Chairman of Papa Murphy’s International Inc., a take-and-bake pizza chain, since September 2009 and was its Chief Executive Officer from April 2005 to January 1, 2012. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with The Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. In the previous five years, Mr. Barr was formerly a director of Clean Harbors, Inc., UST, Inc. and James Hardie Industries plc. Individual experience: Extensive oil industry experience from serving ultimately as COO and director of Quaker State Corporation; breadth of knowledge concerning issues affecting our Company; experience with franchise business model as CEO of Papa Murphy’s International.

Michael R. Eisenson — Managing Director and CEO of Charlesbank Capital Partners LLC

Mr. Eisenson, 57, has served as a director since December 1993. He is a Managing Director and CEO of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of Blueknight Energy Partners, L.P., CIFC Corp., Montpelier RE Holdings Ltd. and a number of private companies. In the previous five years, Mr. Eisenson was formerly a director of Animal Health International, Inc. and Catlin Group Limited. Individual experience: Familiarity with all of the Company’s key operations from serving as our director since 1993; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; demonstrated success serving as our audit committee chairman.

Robert H. Kurnick, Jr. — President of Penske Automotive Group

Mr. Kurnick, Jr., 51, has served as our President since April 2008. From March 2006 to April 2008 he served as our Vice Chairman and has been a director since May 2006. He also serves as President and a director of Penske Corporation, which he joined in 1995. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Individual experience: Familiarity with all of the Company’s key operations; breadth of knowledge concerning issues affecting our Company; extensive automotive industry experience; experience as President of Penske Corporation.

William J. Lovejoy — General Manager of Lovejoy & Associates

Mr. Lovejoy, 72, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as General Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (‘‘GMAC”) and ultimately President of GMAC in 1990. Mr. Lovejoy also serves on the Advisory Board of On My Own of Michigan. Individual experience: Extensive automotive industry experience with General Motors, including its sales and service and parts operations; automotive finance experience culminating with experience as President of GMAC; breadth of knowledge concerning issues affecting our Company.

Kimberly J. McWaters — CEO of Universal Technical Institute, Inc.

Ms. McWaters, 48, has served as a director since December 2004. Ms. McWaters has served as CEO of Universal Technical Institute, Inc. (“UTI”), a nationwide provider of technical educational training for individuals seeking careers as professional automotive technicians, since October 2003 and as a director on UTI’s board since February 2005. From February 2000 to February 2011, Ms. McWaters served as President of UTI. From 1984 until 2000, Ms. McWaters held several positions at UTI including Vice President of Marketing and Vice President of Sales and Marketing. Individual experience: Automotive industry experience with Universal Technical Institute; accomplishment within her field culminating with leadership experience as Chief Executive Officer of UTI; expertise relating to service and parts operations and particularly service technicians.

Yoshimi Namba — Senior Vice President International Business Development of Penske Automotive Group

Mr. Namba, 47, has served as a director and our Senior Vice President — International Business Development since October 2010. Mr. Namba is currently an employee of Mitsui & Co., Ltd. (Japan) and has held several positions with Mitsui since August 2001. Mr. Namba served as the Deputy General Manager of Mitsui’s Second Motor Vehicles Division from June 2010 to October 2010. From May 2009 to June 2010, he served as the General Manager of Mitsui’s Mining and Construction Machinery First Department. From November 2005 to May 2009, Mr. Namba first served as the Deputy General Manager and then the General Manager of Mitsui’s Yamaha Business Department. Mr. Namba began his career at Mitsui in August 2001 serving as the Chief Operating Officer and Vice President of its PT Bussan Auto Finance (Indonesia) subsidiary until November 2005. Individual experience: Global automotive industry experience; breadth of knowledge concerning international opportunities; affiliation with Mitsui, which is the Company’s second largest stockholder.

Lucio A. Noto — Retired Vice Chairman of ExxonMobil Corporation

Mr. Noto, 74, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and CEO of Mobil Corporation, where he had been employed since 1962.

Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of RHJ International SA, Philip Morris International, an Emeritus member of Temasek’s International Advisory Panel, and was formerly a director of Commercial International Bank of Egypt, International Business Machines Corporation and Shinsei Bank in the previous five years. Individual experience: Extensive oil industry experience culminating with appointments as CEO of Mobil Corporation and Vice Chairman of ExxonMobil Corporation; breadth of knowledge concerning issues affecting our Company; experience as an executive and a director of some of the world’s leading global corporations.

Roger S. Penske — Chairman of the Board and CEO of Penske Automotive Group

Mr. Penske, 76, has served as our Chairman and CEO since May 1999. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of General Electric Company and Universal Technical Institute, and was formerly a director of Internet Brands, Inc. in the previous five years. Mr. Penske also is Vice Chairman of the Downtown Detroit Partnership and a director of Business Leaders for Michigan. Individual experience: Extensive automotive industry experience; relationships with our key automotive partners; familiarity with all of the Company’s key operations; experience as an executive and a director of some of the world’s leading companies; significant ownership position of our stock through Penske Corporation and other affiliates.

Richard J. Peters — Managing Director of Transportation Resource Partners, LP

Mr. Peters, 65, has served as a director since May 1999. Since January 2003, Mr. Peters has been a Managing Director of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries (‘‘TRP”). Since 1997, Mr. Peters has also served as President and CEO of R.J. Peters & Company, LLC, a private investment company. From 1985 to 2003, Mr. Peters served in several senior management capacities for Penske Corporation, including President, CFO/Treasurer, and CEO of Penske Motorsports, Inc. Mr. Peters has been a Director of Penske Corporation since 1990. Individual experience: Extensive transportation industry experience; familiarity with all of the Company’s key operations; experience as an executive and a director of numerous transportation companies; general industry knowledge concerning other transportation companies; experience in commercial finance, private equity and leveraged finance.

Sandra E. Pierce — Vice Chairman of FirstMerit Corporation and Chairman and CEO of FirstMerit Michigan

Ms. Pierce, 54, has served as a director since December 2012. Since February 1, 2013, Ms. Pierce has served as Vice Chairman of FirstMerit Corporation, and Chairman and CEO of FirstMerit Michigan. From 2004 until June 2012, Ms. Pierce served as the Chief Executive Officer and President at Charter One Bank Michigan, a division of Royal Bank of Scotland (“RBS”). In that role, she was responsible for the bank’s commercial banking business, overseeing all state bank activities and was involved in local marketing and community giving. From July through December 2012, Ms. Pierce was a consultant for RBS. In addition, Ms. Pierce was the Regional Executive for the Midwest, overseeing activities in Illinois and Ohio. From 1978 to 2004, Ms. Pierce served as Regional Executive of Midwest Retail Operations for Bank One, with responsibilities for Michigan and Indiana, and she held a number of management positions in the retail, commercial lending, and private banking businesses at Bank One and its predecessor companies, First Chicago NBD Corp. and NBD Bancorp. Ms. Pierce has performed leadership duties with numerous civic organizations, including Chairman and Trustee of Henry Ford Health System, Inc. since January 2012. Individual Experience: Extensive retail banking experience; accomplished within her field culminating in CEO experience; extensive experience on private company boards and demonstrated commitment to civic works.

Ronald G. Steinhart — Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation

Mr. Steinhart, 72, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Southcross Energy Partners, L.P., Susser Holdings Corporation and Texas Industries Inc. In the previous five years, Mr. Steinhart formerly served as a director of Animal Health International, Inc. and Penson Worldwide, Inc and as a Trustee of the MFS/Compass Group of mutual funds. Individual experience: Extensive experience in banking and commercial lending industries; experience with respect to automotive retail finance and insurance operations; extensive public company audit committee experience.

H. Brian Thompson — Executive Chairman of Global Telecom & Technology (GTT)

Mr. Thompson, 73, has served as a director since March 2002. Mr. Thompson is Executive Chairman of Global Telecom & Technology (GTT). Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International, one of the largest independent telecommunications operators serving all of Latin America. He also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the board of directors of Axcelis Technologies, Inc, Pendrell Corporation, and Sonus Networks, Inc. Mr. Thompson received his MBA from Harvard’s Graduate School of Business, and holds an undergraduate degree in chemical engineering from the University of Massachusetts. Individual experience: Extensive experience as an executive and director of numerous public companies; experience in a leadership role directing international corporations; perspective gained from leadership role in ultra-competitive communications industry; demonstrated success serving as our lead independent director.

OUR CORPORATE GOVERNANCE

CURRENT DIRECTORS	BOD	Audit	Compensation & Management Development	Nominating & Corporate Governance	Executive

John D. Barr	X	X
Michael R. Eisenson	X	C			X
Robert H. Kurnick, Jr.	X				X
William J. Lovejoy	X		X
Kimberly J. McWaters	X			C
Yoshimi Namba	X
Lucio A. Noto	X		X		X
Roger S. Penske	C				C
Richard J. Peters	X
Sandra E. Pierce	X			X
Ronald G. Steinhart	X	X
H. Brian Thompson	X		C	X	X
No. of Meetings 2012	9	8	5	3	1

*Chairperson of each committee is denoted by a “C.”

Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees are available on our website, www.penskeautomotive.com, under the tab “Corporate Governance.” The principal responsibilities of each committee are described below. Collectively, our directors attended over 93% of our board and committee meetings in 2012, and each director attended at least 80% of their meetings.  All of our directors are encouraged to attend the annual meeting of stockholders and ten out of eleven directors serving at that time attended the annual meeting in 2012.

Committee Member Qualifications.  Each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees are independent under New York Stock Exchange guidelines and our guidelines for director independence. The Board of Directors has determined that all members of the Audit Committee are “independent” and “financially literate” under New York Stock Exchange rules and applicable law, and each is an “audit committee financial expert,” as that term is defined in Securities and Exchange Commission rules.

Audit Committee.  This committee assists the Board of Directors in fulfilling its oversight responsibility relating to the:

•      integrity of our financial statements, financial reporting processes and systems of internal accounting and financial controls

•      activities of the internal audit function

•      engagement of the Company’s independent auditing firms and the evaluation of their qualifications, independence and performance

•      annual independent audit of our financial statements

•      review of our financial statements prior to being filed with the Securities and Exchange Commission

•      review with management of significant business risks or exposures and evaluating the steps management has taken to assess, monitor and mitigate such risks or exposures

•      fulfillment of the other responsibilities set out in the Audit Committee charter

Compensation and Management Development Committee.  This committee assists the Board of Directors in discharging its responsibility relating to the:

•      determination of each element of our executive officers’ compensation

•      compensation and benefits of other employees

•      administration of our equity incentive plans

•      development of recommendations to the Board of Directors with respect to director compensation

•      review of management progression and succession plans

Nominating and Corporate Governance Committee.  This committee:

•      identifies individuals qualified to become members of the Board of Directors

•      recommends director nominees for each annual meeting of stockholders and any interim vacancies the Board of Directors determines to fill

•      develops and recommends to the Board of Directors corporate governance principles

•      leads the annual review of our corporate governance policies and the Board of Directors’ performance evaluation

•      oversees our compliance with legal and regulatory requirements

Executive Committee.  Our Executive Committee’s primary function is to act upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws or other governance documents.

Corporate Governance Documents.  Our corporate governance guidelines and the other documents referenced in this section are posted on our website, www.penskeautomotive.com, under the tab “Corporate Governance.” We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors. We intend to disclose waivers, if any, for our executive officers or directors from the code, and changes to the code, on our website.

Securities Trading Policy/Pledging of Company Stock. We have a securities trading policy which applies to all of our directors and officers, which restricts trading in our securities while in possession of material nonpublic information and prohibits our directors and officers from engaging in hedging, short sales and other speculative trading techniques without the approval of our General Counsel. No such approvals were requested in 2012.  We also have adopted stock ownership guidelines discussed in the CD&A below, which guidelines exclude any shares that are pledged by our directors and officers.

Risk Management. We have designed and implemented processes to manage risk in our operations. The Board of Director’s role in risk management is primarily one of oversight. Management is responsible for the implementation and execution of our risk management initiatives. Our Board of Directors executes its oversight role directly and also through its various committees as set forth below.

Audit Committee.

•      principally responsible for implementing the Board’s risk management oversight role

•      reviews management’s assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks

•      monitors certain key risks at each of its regularly scheduled meetings, such as liquidity risk, risk relating to compliance with credit covenants, and related party transaction risk

Nominating and Corporate Governance Committee.

•      oversees compliance with legal and regulatory requirements

•      reviews risks relating to our governance structure

Compensation and Management Development Committee.

•      reviews risks inherent in our compensation policies

•      reviews the Company’s succession planning

Full Board of Directors.

•      reviews strategic and operational risk in the context of reports from corporate management, regional executives and other officers

•      receives reports on all significant committee activities at each regular meeting

•      reviews the risks inherent in any significant Company transactions

Board Structure and Lead Director.  Roger S. Penske is the Chairman of our Board of Directors and our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our company due to Mr. Penske’s significant ownership position through Penske Corporation, his extensive automotive industry experience, his relationships with our key automotive partners and his experience as an executive and a director of some of the world’s leading companies.  In light of the combination of these positions, one of our governance principles is to have an independent “Lead Director.” Our Lead Director is responsible for:

•      coordinating and leading the activities of the outside directors

•      establishing the agenda for executive sessions of the outside directors

•      presiding at the executive sessions of the outside directors which generally occur as part of each Board meeting

•      facilitating communication between the outside directors as a group and our management team

Our Lead Director is H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our Corporate Secretary’s office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the independent directors as a group or the entire Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) will also be forwarded to the Lead Director.

Director Independence.  A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Ms. McWaters and Pierce and Messrs. Barr, Eisenson, Lovejoy, Noto, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange and our guidelines for independent directors which can be found in our corporate governance guidelines on our website www.penskeautomotive.com and as set forth below. As required by New York Stock Exchange rules, our Board of Directors determined that no material relationship exists which would interfere with the exercise of independent judgment in carrying out the responsibilities of the independent directors.

For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making the determination of independence, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board considers the transactions, relationships and arrangements between the Company and affiliates of the director, including those described under “Related Party Transactions” and elsewhere in the proxy statement, in its independence determination. The Board also considers any ownership of our securities by the directors and any of their affiliates, ownership by our management team of any securities of affiliates of directors, as well as any direct or indirect investments with Transportation Resource Partners, an affiliate of Penske Corporation.

Under our guidelines, which are more stringent than the New York Stock Exchange guidelines, a director will not be independent if:

1.              The director is employed by us, or an immediate family member is one of our executive officers.*

2.              The director receives more than $60,000 of direct compensation from us, other than director fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).*

3.              The director is affiliated with or employed by one of our independent auditing firms, or an immediate family member is affiliated with or employed in a professional capacity by one of our independent auditing firms.

4.              An executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.

5.              The director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

6.              The director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

* Employment as an Interim Chairman, Interim CEO or other executive officer on an interim basis, and related compensation, shall not disqualify a director from being considered independent following that employment.

Controlled Company. Under the New York Stock Exchange rules, if a company is “controlled” it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a “controlled company” because more than 50% of the voting power for the election of directors is held by Penske Corporation through its voting agreement with Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies.

Director Candidates. When considering new candidates for our Board of Directors, the Nominating and Corporate Governance Committee uses the network of contacts of the Board of Directors to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and meets with each candidate to discuss and consider his or her qualifications. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders pursuant to procedures outlined below. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.

Director candidate submissions are to include:

•      sufficient biographical information concerning the recommended individual, including age, employment history with employer names and description of the employer’s business

•      whether such individual can read and understand basic financial statements

•      a list of board memberships and other affiliations of the nominee

•      a written consent of the individual to stand for election and serve if elected by the stockholders

•      a statement of any relationships between the person recommended and the person submitting the recommendation

•      a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier

•      proof of ownership by the person submitting the recommendation of 500 shares of our common stock for one year

Recommendations received by November 12, 2013, will be considered for nomination at the 2014 annual meeting of stockholders. Recommendations received after November 12, 2013 will be considered for nomination at the 2015 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation.  An entity (the “Investor”) controlled by one of our directors, Lucio A. Noto, owns a 15.05% interest in one of our subsidiaries, UAG Connecticut I, LLC (“UAG Connecticut I”), pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, and “tag-along rights” in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing.  The Investor paid $438,941 to us in 2012 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I. In addition, UAG Connecticut I makes periodic pro rata distributions pursuant to which the Investor was paid $1,432,954 during 2012.

PROPOSAL 2 — APPROVAL OF THE 2012 EQUITY INCENTIVE PLAN

Summary

Our stockholders are being asked to approve the 2012 Equity Incentive Plan (the “Equity Incentive Plan”) which will be used to award incentive equity compensation to our management and board of directors.  We are implementing a new equity incentive plan due to the expiration of our prior equity incentive plan. Both our Compensation and Management Development Committee and Board of Directors have approved the Equity Incentive Plan, subject to stockholder approval at the annual meeting.

This plan provides up to two million shares for equity awards, including awards that are intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code, and terminates in 2015. In the last three years, we have granted a gross amount of 519,241, 436,970 and 452,782 shares of incentive equity, which represents an average annual rate of shares issued as compared to shares outstanding of approximately 0.5%.

General

Upon adoption by stockholders at the annual meeting, the Equity Incentive Plan will authorize two million shares of Penske Automotive Group, Inc. common stock for issuance as incentive awards. Incentive awards under the Equity Incentive Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards or common stock. The number of shares available for incentive awards under the Equity Incentive Plan will be increased in an amount equal to incentive awards that are forfeited or terminated without issuance of shares and shares withheld by or tendered to us in connection with satisfaction of tax withholding obligations of an award. Adjustments will be made in the aggregate number of shares that may be issued under the Equity Incentive Plan in the event of a change affecting shares of our common stock, such as a stock dividend or split, recapitalization, reorganization, or merger. No more than 1,000,000 shares may be allocated for incentive awards to any one participant during any single calendar year.

Administration and Term

Our Compensation and Management Development Committee will administer the Equity Incentive Plan, including the power to determine when to grant incentive awards; which eligible participants will receive incentive awards; whether the award will be an option, stock appreciation right, restricted stock, restricted stock unit, performance compensation award or company common stock; whether stock appreciation rights will be attached to options; and the number of shares or units to be allocated to each incentive award. The committee may impose conditions on the exercise of options and stock appreciation rights and upon the transfer of restricted stock or restricted stock units under the Equity Incentive Plan and may impose such other restrictions and requirements as it may deem appropriate, including reserving the right for us to reacquire shares issued pursuant to an incentive award.

The committee has delegated limited authority to the company’s CEO to grant equity awards to the company’s non-executive officer employees. The committee delegated this authority in order to permit the CEO to award limited equity grants without the specific action of the committee. Pursuant to this delegation, the CEO has the discretion to make total awards of 50,000 units or shares of the company’s common stock.

The Equity Incentive Plan will terminate on November 1, 2015, unless our Board of Directors terminates it prior to that date. Incentive awards existing after the termination date will continue to be governed by the terms and conditions of the Equity Incentive Plan.

Eligibility

All present and future employees, directors and any company contributors are eligible to receive incentive awards under the Equity Incentive Plan.  As of March 12, 2013, we had made incentive awards amounting to 420,493 shares of common stock that had been reserved for issuance under the Equity Incentive Plan, which awards are subject to stockholder approval of the Equity Incentive Plan. As a result, 1,579,507 shares of common stock remained available for incentive awards under the Equity Incentive Plan as of that date.

The following table sets forth information relating to all incentive awards made under the Equity Incentive Plan to (i) each of the named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees, including all current officers who are not named executive officers, as a group.

Name and Position	Shares of Restricted Stock Issued under this Equity Incentive Plan
Roger S. Penske, Chairman and CEO	119,372
Robert H. Kurnick, Jr., President	20,464
David K. Jones, EVP and Chief Financial Officer	10,500
Calvin C. Sharp, EVP — Human Resources	4,650
Shane M. Spradlin, EVP and General Counsel	9,000

Executive Officers Group	169,486

Non-Employee Directors (a)	n/a

All Employees other than Executive Officers Group	251,007

(a)  The non-employee directors have not received any awards under the Equity Incentive Plan. Their compensation for 2012 was awarded under our prior equity plan.  See “Director Compensation”.

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units issued pursuant to the Equity Incentive Plan are subject to the following general restrictions: (1) no such shares or units may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such shares or units have lapsed or been removed under the provisions of the Equity Incentive Plan and (2) if a holder of restricted stock or restricted stock units ceases to be employed by us or one of our affiliates or ceases to be a company contributor, any shares of restricted stock, or restricted stock units, on which the restrictions have not lapsed or been otherwise removed will be forfeited. The committee is also authorized to impose further restrictions on restricted stock or restricted stock units, including additional events of forfeiture. The committee will establish the terms and conditions upon which the restrictions on those shares or units will lapse; provided that, unless otherwise specified in an award, the period of restriction must be at least one year from the date of grant. The terms and conditions may include, without limitation, the lapsing of those restrictions at the end of a specified period of time as a result of the disability or death of the participant, or as a result of the occurrence of a change-in-control. In addition, the committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all restrictions.

Participants holding shares of restricted stock may exercise full voting rights with respect to those shares and are entitled to receive all dividends and other distributions paid with respect to those shares. Participants holding restricted stock units do not possess any voting rights with respect to those units, but are entitled to receive all dividends and other distributions paid with respect to those units if and as so provided in the related award agreement.  Restricted stock units may be settled by the company in the form of shares of company common stock, cash, or a fixed combination of both, as determined by the committee.

Stock Options

Options granted under the Equity Incentive Plan may be incentive stock options (qualifying for favorable income tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended) or nonstatutory stock options. The option price for any option awarded under the plan may not be less than 100% (or, in the case of an incentive stock option granted to a 10% stockholder, 110%) of the fair market value of the our common stock on the date of the grant. The committee determines any vesting requirement for option awards. Payment of the option exercise price may be made in cash or as otherwise provided in an option award or by separate action of the committee. The maximum term of any option granted under the plan is ten years. To date, no stock options have been issued pursuant to the Equity Incentive Plan.

Stock Appreciation Rights

The committee may award stock appreciation rights under the Equity Incentive Plan either with or without related options, or the committee may subsequently award and attach stock appreciation rights to a previously awarded nonstatutory option, and impose such conditions upon their exercise as it deems appropriate. When the stock appreciation right is exercisable, the holder may surrender to us all or a portion of the unexercised stock appreciation right and receive in exchange an amount equal to the difference between (i) the fair market value on the date of exercise of the common stock covered by the surrendered portion of the stock appreciation right and (ii) the exercise price of the common stock under the related option or, if the stock appreciation right is not related to an option, the fair market value of the common stock on the date the stock appreciation right was awarded. The committee may limit the amount that can be received when a stock appreciation right is exercised. When a stock appreciation right related to an option is exercised, the underlying option, to the extent of the stock appreciation right’s surrender, will no longer be exercisable. Similarly, when an option is exercised, any stock appreciation rights attached to the option will no longer be exercisable.  Our obligation arising upon exercise of a stock appreciation right may be paid in the company’s common stock or in cash, or in any combination of the two, as the committee may determine. Stock appreciation rights may only be exercised when the underlying option is exercisable or, if there is no underlying option, at the times specified by the committee.

Performance Compensation Awards

At the time of grant, the committee may designate any incentive award (other than stock options and stock appreciation rights) as a performance compensation award as part of its intention to qualify the award as performance-based compensation under Section 162(m) of the Internal Revenue Code. For incentive awards designated as performance compensation awards, the committee shall determine, among other items, the performance goals and performance period applicable to the awards. After the end of the performance period, the committee will certify in writing the level of performance goal that was attained for the performance period. The maximum performance award for a participant for a calendar year is 1,000,000 shares of company stock.

The committee may develop applicable performance goals using the following measurements:  specified levels of or increases or decreases in revenue, return on equity, earnings per share, total earnings, earnings growth, earnings from continuing operations, EBITDA, EBITDAR, return on capital/equity, return on assets, gross profit, earnings before interest and taxes, sales, sales growth, gross or operating margin, cost reduction goals, fixed cost coverage measurements (including the ratio of service and parts revenues to operating costs), return on investment, increase in the fair market value of our common stock, share price (including growth measures and total stockholder return), market capitalization, operating profit, profit margin, net income, cash flow (including operating cash flow and free cash flow), financial return ratios, expense ratios, total return to stockholders, market share, earnings measures/ratios, balance sheet measurements (including debt to equity ratios, maintenance of specified credit availability levels, compliance with credit covenants, inventory measurements and receivables/payables metrics), human resources measurements (including measurements of employee turnover, workers’ compensation costs and employee satisfaction), internal rate of return, unit sales, same store sales, specified levels of acquisitions/acquired revenue, customer satisfaction and productivity and compliance objectives (including lack of material weakness in internal controls, each as determined in accordance with the relevant AICPA or PCAOB principles), or where applicable, as adjusted to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, acquisitions or dispositions, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for incentive awards under the Equity Incentive Plan and/or cumulative effects of changes in accounting principles. These criteria may relate to the Company, one or more of its subsidiaries or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the committee shall determine.

Change-in-Control

The committee may, in its discretion, include provisions in award agreements that will make the incentive awards vested and/or fully exercisable upon a change in control of our Company. A change of control will be deemed to have taken place if any individual, entity or group other than the specified holders of common stock affiliated with Penske Corporation become the beneficial owner of Company securities that constitute more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business).

Transferability of Incentive Awards

No options or stock appreciation rights granted under the Equity Incentive Plan, and, during the applicable period of restriction, no shares of restricted stock, may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. Restricted stock units are not transferable by means of sale, assignment, exchange, pledge or otherwise. All rights granted to a participant under the plan will be exercisable during the participant’s lifetime only by such participant or, if permissible under applicable law, by the participant’s guardians or legal representatives. Upon the death of a participant, the participant’s personal representative or beneficiary may exercise the participant’s rights under the plan. No incentive awards may be transferred for value or consideration without the prior approval of our stockholders.

Re-pricing Prior Awards

Except in connection with certain corporate transactions, the terms of outstanding incentive awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other incentive awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without stockholder approval.

Federal Income Tax Information

The following is a general summary of the current federal income tax treatment of incentive awards that would be authorized to be granted under the Revised Stock Incentive Plan, based upon the current provisions of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder. As the rules governing the tax treatment of such awards are technical in nature, the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This discussion does not address the tax consequences under applicable state and local law.

Incentive Stock Options. A participant generally will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant disposes of the stock received upon the exercise of an incentive stock option within certain specified periods (a “disqualifying disposition”), the participant will recognize ordinary income on the exercise of such incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.

Non-qualified Stock Options and Stock Appreciation Rights. A participant generally is not required to recognize income on the grant of a nonqualified stock option or a stock appreciation right. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or stock appreciation right is exercised. In general, the amount of ordinary income required to be recognized is (i) in the case of a nonqualified stock option an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price and (ii) in the case of a stock appreciation right, the amount of cash and/or the fair market value of any shares received upon exercise.

Restricted Stock. Unless a participant who receives an award of restricted stock makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the restrictions lapse and the shares vest (that is, become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on that date over the amount paid, if any for those shares. If a participant makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount paid, if any for those shares. In that case, the participant will not be required to recognize additional ordinary income when the restrictions lapse and the shares vest.

Restricted Stock Units. A participant generally is not required to recognize income on the grant of a restricted stock unit. In general, on the date the units are paid, the participant will be required to recognize ordinary income in an amount equal to the fair market value of the units on that date.

Company Common Stock. A participant generally is required to recognize income on the date of grant of company common stock in the amount of the fair market value of the stock received.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted under the Equity Incentive Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Deductibility by Us. We generally are not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a participant is required to recognize income as a result of a disqualifying disposition, we will be entitled to a deduction equal to the amount of ordinary income so recognized. In the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above), a stock appreciation right, or restricted stock or restricted stock unit, in general, we will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a participant, provided that certain income tax reporting requirements are satisfied.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Equity Incentive Plan has been designed to allow the committee to grant stock options, stock appreciation rights and performance compensation awards that are intended to qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

Modification of Equity Incentive Plan

Our board of directors may amend, alter, or terminate the Equity Incentive Plan as it deems advisable, provided that our stockholders must approve any amendment that would (i) materially increase the benefits accruing to participants under the Equity Incentive Plan, (ii) materially increase the number of shares of our common stock that may be issued under the Equity Incentive Plan or (iii) materially modify the requirements of eligibility for participation in the Equity Incentive Plan. Incentive awards granted under the Equity Incentive Plan may be amended with the consent of the participant so long as the amended award is consistent with the terms of the plan.

Vote Required

In order to be adopted, the Equity Incentive Plan must be approved by the affirmative vote of a majority of the votes cast by holders of record of the company’s common stock. Under applicable NYSE listing standards, the total votes cast on the proposal must also represent more than 50% of all shares of common stock outstanding on the record date. Abstentions will have the same effect as votes cast against the proposal.  If our stockholders do not approve the Equity Incentive Plan, we will be unable to make any incentive awards to our management team or board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 3 — RATIFICATION OF THE SELECTION OF OUR INDEPENDENT AUDITORS

Our Audit Committee has selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively referred to as “Deloitte”) as our principal independent auditing firm for 2013. In performing its services for 2013, we anticipate Deloitte will not audit our subsidiaries which own the majority of our international operations and their opinions, insofar as they relate to those operations, will be based solely on the report of the independent auditor of those operations, KPMG Audit Plc (“KPMG”). We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte as our independent auditing firm is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2013 audit. Our Audit Committee is solely responsible for selecting, engaging and terminating our independent auditing firm, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF DELOITTE & TOUCHE AS OUR INDEPENDENT AUDITORS

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under “— Our Corporate Governance.” The Audit Committee has the sole authority to retain and terminate our independent auditing firms, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.

The Audit Committee took a number of steps in making this recommendation for our 2012 annual report. The Audit Committee discussed with our independent auditing firms those matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), including information regarding their independence and the scope and results of their audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the independent auditing firms independence and received the letters and written disclosures from the independent auditing firms required by the PCAOB. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firms in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the Securities and Exchange Commission.

Based on the foregoing, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2012 annual report on Form 10-K as filed with the SEC on February 28, 2013.

The Audit Committee of the Board of Directors

Michael R. Eisenson (Chairman)
John D. Barr
Ronald G. Steinhart

INDEPENDENT AUDITING FIRMS

We anticipate that Deloitte will audit our consolidated financial statements for 2013. In 2012, Deloitte did not audit our subsidiaries which own our international operations and Deloitte’s opinions, insofar as they relate to those operations, are based solely on the report of KPMG, the independent auditor of those operations. We anticipate that this arrangement will continue in 2013. We refer to Deloitte and KPMG collectively as our independent auditing firms. We paid the independent auditing firms the fees described below for the enumerated services in 2012 and 2011, all of which services were approved by our Audit Committee:

Audit Services:

•      audits of our consolidated financial statements

•      audits of management’s assessment of internal control over financial reporting

•      reviews of quarterly financial statements

•      other services normally provided in connection with statutory or regulatory engagements

Audit Related Services:

•      services in connection with our communications with the Securities & Exchange Commission and registration statements

•      acquisition due diligence

•      audits of benefit plans

•      accounting research and consultation

Tax Fees:

•                  services rendered by the independent auditing firms in connection with tax compliance, planning and advice.

All Other Fees:

•                  primarily related to employee benefit plan advisory services.

	Deloitte		KPMG
	2012	2011	2012	2011
Audit Fees	$1,245,000	$1,212,000	$762,800	$526,400
Audit Related Fees	126,250	55,475	102,000	5,100
Tax Fees
Tax Compliance	32,000	41,000	—	—
Other Tax Fees	97,032	196,635	209,600	272,800
	129,032	237,635	209,600	272,800
All Other Fees	—	—	—	72,000
Total Fees	$1,500,282	$1,505,110	$1,074,400	$876,300

The Audit Committee has considered the nature of the above-listed services provided by the independent auditing firms and determined that they are compatible with their provision of independent audit services under relevant guidance. The Audit Committee has discussed these services with the independent auditing firms and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants, the

auditor independence requirements of the Public Company Accounting Oversight Board, and the laws and regulations administered by the Securities and Exchange Commission.

Pre-approval Policy.  The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services provided by the independent auditing firms.  The primary purpose of this policy is to ensure that we engage our public accountants with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by our independent auditing firms and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount.  Pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. The Chairman of the Audit Committee may independently approve services as long as the pre-approved services are reviewed and ratified by the Audit Committee at its next regularly scheduled meeting.  One hundred percent of the services and related fees set forth above were approved by the Audit Committee in accordance with this policy.

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Last year, our stockholders approved the compensation of our named executive officers as described under “Compensation Discussion and Analysis” and “Executive Compensation” (see pages 23 through 33) with over 97% of the votes cast by our stockholders voting in favor. We are again seeking a non-binding advisory vote on our executive compensation and there have not been any significant changes to the elements of our executive compensation program in 2012.  Because your vote is advisory, it will not be binding upon the Compensation and Management Development Committee. However, the Compensation and Management Development Committee will take the outcome of the vote into account when making future executive compensation decisions.

Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. In this regard, we note that:

•                  Mr. Penske beneficially owns approximately 32 million shares of our common stock, which significantly aligns his interests with the stockholders’ interests

•                  In the last several years, neither our Chief Executive Officer nor President has received an annual cash bonus as both only have received restricted stock grants in lieu of a cash bonus

•                  The named executive officers receive restricted stock grants with vesting provisions weighted towards the third and fourth years, which encourages long-term stock ownership

•                  We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment

•                  Our executive officers earn no additional retirement income under any supplemental executive retirement plan

•                  Executive officers are subject to a “clawback” of incentive compensation for detrimental conduct to encourage compliance with policies and appropriate behavior

•                  We structure our compensation practices to be consistent with and support sound risk management.  Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE FOR THE FOLLOWING ADVISORY RESOLUTION:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

EXECUTIVE OFFICERS

Our executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Biographies of Messrs. Kurnick and Penske are set forth above. Biographies of our other executive officers are provided below:

David K. Jones, 43, has served as our Executive Vice President and Chief Financial Officer since May 3, 2011.  Mr. Jones served as our Vice President and Chief Financial Officer for our international operations from October 2010 to May 2011.  He also has served as our Vice President — Financial Compliance and Controls from April 2006 to May 2011.  Mr. Jones joined the Company in 2003 as our Director of Financial Reporting.  Prior to joining us, Mr. Jones was a Senior Manager at Andersen LLP, an accounting and financial advisory services firm, which he joined in 1991.

Calvin C. Sharp, 61, has served as our Executive Vice President — Human Resources since July 1, 2007.  Mr. Sharp served as Senior Vice President — Human Resources for our Eastern Region from October 2003 to July 2007. From 1988 to 2003, Mr. Sharp served in numerous positions with Detroit Diesel Corporation, culminating in his appointment as Senior Vice President — Administration. From 1974 to 1988, Mr. Sharp held various positions in Human Resources Management with General Motors.

Shane M. Spradlin, 43, has served as our Executive Vice President since February 2010, our General Counsel since December 2007, and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003. From 1999 to 2003, he served as Corporate Counsel to Nextel Communications in Reston, Virginia. From 1995 through 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.

J.D. Carlson, 43, has served as our Senior Vice President and Principal Accounting Officer since May 3, 2011.  Mr. Carlson has served as our Corporate Controller since April 2006.  Prior to joining us, Mr. Carlson was Corporate Controller for Tecumseh Products.  He was previously a Senior Manager for PricewaterhouseCoopers, an accounting and financial advisory services firm, which he joined in 1995.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement.

The Compensation & Management
Development Committee of the Board of Directors

H. Brian Thompson (Chairman)
William J. Lovejoy
Lucio A. Noto

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation should be aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. As further discussed below:

•                  Mr. Penske beneficially owns approximately 32 million shares of our common stock, which significantly aligns his interests with the stockholders’ interests

•                  In the last several years, neither our Chief Executive Officer nor President has received an annual cash bonus as both only have received restricted stock grants in lieu of a cash bonus

•                  The named executive officers receive long-term restricted stock grants with vesting provisions weighted towards the third and fourth years, which encourages long-term stock ownership

•                  We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment

•                  Our executive officers earn no additional retirement income under any supplemental executive retirement plan

•                  Executive officers are subject to a “clawback” of incentive compensation for detrimental conduct to encourage compliance with policies and appropriate behavior

•                  We structure our compensation practices to be consistent with and support sound risk management.  Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

In recent years, Mr. Penske has received an annual performance based award payable in shares of restricted stock. For 2012, Mr. Penske achieved 100% of the performance targets listed below, entitling him to a $3.5 million restricted stock grant awarded in February 2013.

In 2012, over 97% of the votes cast by our stockholders approved of our 2011 executive compensation and there have not been any significant changes to the elements of our executive compensation in 2012.

Compensation Philosophy. Other than with respect to Mr. Penske, the majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The compensation committee also recognizes that stock prices may reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward automotive retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for senior employees. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Restricted Stock.”

Outside Advisors and Consultants.  Our compensation committee has the authority to hire outside consultants and advisors at its discretion, and it has full access to any of our employees. In 2012, our management retained the services of Pay Governance, an independent compensation consultant, in order to summarize publicly available compensation data in order to assist our compensation committee in benchmarking our executive officers’ compensation with those of executive officers at similar companies. Pay Governance provided no other services to our company and we are unaware of any conflict of interest in connection with their engagement. Notwithstanding the committee’s use of outside advisors and management’s participation in the executive compensation process, all executive officer compensation determinations are made by the committee, using its independent judgment and analysis.

Role of Executive Officers.  The committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attends part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and certain other employees. Our Chief Executive Officer does not participate in determining his own compensation.

Addressing Risk. Our compensation committee recognizes that any incentive based compensation arrangement induces an inherent element of risk taking by senior management. We incent management through annual discretionary bonuses, restricted stock grants and, in some cases, performance based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers and for the employees generally, and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that any inherent risk is mitigated by the following factors:

•      Our compensation recovery policy noted below

•      Our committee’s negative discretion to reduce any performance based award

•      Approximately 70% of the equity compensation we issue vests in the third and fourth years

•      Rigorous internal and external audits of our dealership and consolidated results

•      Our commitment to full compliance with our code of conduct

•      Thorough investigation of all fraud and financial-related complaints, including those received on our anonymous hotline

The responsibilities of the compensation committee and committee member independence are described under “Our Corporate Governance” beginning on page 11.

Compensation Recovery Policy.  We have a policy regarding the recovery of unfairly earned compensation. Under the policy, if our Board determines that a member of management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was a significant contributing factor to our restating our financial statements or the reporting of material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that employee to repay and/or forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.

Equity Award Approval Policy. We have an equity award approval policy which generally requires that all equity awards be approved by the committee, that the committee shall endeavor to approve all such awards at a committee meeting, and that the grant date of all such awards shall be the date of the approval by the committee. As part of that policy, the committee delegated to our Chief Executive Officer the authority to grant awards of up to an aggregate of 50,000 shares of our common stock (or stock equivalents) for new hires or spot awards, provided that the awards are reported to the committee at its next meeting. Our compensation committee believes that this delegation of authority allows us to meet our ongoing business needs in a practical manner. Our Chief Executive Officer approved awards for 4,700 shares under that authority in 2012, leaving remaining authority for 40,902 shares (giving effect to certain forfeitures) as of December 31, 2012.  In 2013, the compensation committee increased its pre-approval of awards to 50,000.

Stock Ownership Guidelines.  In 2012, we adopted stock ownership guidelines for our directors and officers in order to further align their interests and actions with the interests of the Company’s stockholders. For executive officers, the requirements are based on the following multiples of base salary.

Executive Officer Level	Multiple of Base Salary
CEO	8x
President	4x
Executive Vice Presidents	2x
Principal Accounting Officer	1x

Board members who are not also employees of the Company are required to own common stock equal to five times our annual retainer (currently, $40,000 x 5= $200,000). Non-Employee Directors and executive officers have until the later of five years from adoption of this policy or appointment, to reach the minimum ownership level, though our policy allows extensions at the discretion of the Chairman and Lead Independent Director. These guidelines exclude any shares that are pledged by any of our directors and officers.

Determination of Amounts.  The committee reviews and determines all aspects of compensation for our executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. Except with respect to our Management Incentive Plan awards, which depend on achieving the specific quantitative performance objectives noted below, our compensation committee does not use formulas in determining the amount and mix of compensation. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.

The committee reviews salary adjustments with a view toward maintaining external compensation competitiveness. External competitiveness with respect to each element of our compensation was benchmarked in 2012 against a group of publicly traded automotive retailers (Asbury Automotive Group, AutoNation, CarMax, Group1 Automotive, Lithia Motors and Sonic Automotive) as well as a survey report of other retail companies similar in size to our company prepared by Pay Governance, an independent compensation consultant.  While we benchmark our compensation against our industry peers, we do not target a specific quartile of pay for our executive officers as compared to our peers as we believe each of our executive officer’s circumstances and challenges are unique to the individual and we base our compensation accordingly.

Management Incentive Plan.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million per year ceiling on the tax-deductibility of some types of compensation paid to certain of the named executive officers of a public company, unless the remuneration is treated as performance-based. We have designed our Management Incentive Plan and our 2012 Equity Incentive Plan with the intention to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code.  We expect to issue awards under these plans for our Chief Executive Officer and certain other officers in order to provide motivation to advance specific annual objectives of the Company, however, certain compensation may not meet the criteria to be “performance-based.” For any awards under the Management Incentive Plan, the compensation committee reserves discretion to reduce (but not increase) the payout under the award.

Our Compensation Program.  Our compensation program primarily consists of four elements:

•      Base salary

•      Annual discretionary cash bonus payments

•      Restricted stock awards

•      Employee health and welfare plan participation and other benefits, such as a vehicle allowance

Base Salary.  The salaries of our executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed above.  The committee approves salary levels for executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted above, and to reflect the performance of those employees in the prior year and to reflect any change in the employee’s responsibilities. The evaluation of the individual’s performance is based upon the committee’s subjective perception of that performance, based in large part on input from our Chief Executive Officer and the factors noted above under “Determination of Amounts.”

The committee also considers our Company-wide performance and general economic factors. The items of corporate performance that are considered for our named executive officers are the same as those with respect to the Management Incentive Plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry.

Annual Bonus Payments.  Our senior management is eligible to receive annual discretionary cash bonus payments. In the past several years, our Chief Executive Officer and President have not received any discretionary bonus payments, receiving only the restricted stock grants resulting from their performance based awards described below under “Chief Executive Officer Compensation” and “President Compensation.”  We pay annual bonuses to our other executive officers to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:

•       Company-wide performance in the prior year

•       Evaluation of an individual’s performance in the prior year

•       Evaluation of the annual performance of an individual’s business unit in the prior year

The items of Company-wide performance that are considered for our named executive officers are the same as those with respect to the Management Incentive Plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the overall performance of the automotive retail industry. The evaluation of the individual’s performance and the performance of the individual’s business unit is based on the committee’s perception of that performance, based in part on input from our Chief Executive Officer and the factors noted above under “Determination of Amounts.”

Restricted Stock Awards.  Each member of senior management is eligible to receive a restricted stock award because we believe these awards effectively align management’s goals with those of our other stockholders.  Restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per year, and are subject to forfeiture in the event the employee departs from the Company before vesting. We believe these awards provide a longer-term incentive for management because the majority of the award vests in the third and fourth year. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits.  We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the unvested value that may be created over time. Our restricted stock awards mirror our other outstanding stock, including the right to vote with our other stockholders and receive dividends.

Restricted stock grants for our named executive officers are generally discretionary (other than those awarded to our Chief Executive Officer, President and others under our Management Incentive Plan discussed above), and are based upon the awards granted in the prior year adjusted to reflect changes in the responsibilities of the named executive officers, the individual’s performance and Company-wide performance measures detailed below under “Chief Executive Officer Compensation,” keeping in mind the overall performance of the automotive retail industry. The amounts are also established to induce retention, as the awards are the sole aspect of long-term compensation for our named executive officers. In 2012, the committee approved the grant of approximately 373,668 shares of restricted stock to employees (representing approximately 0.4% of our current outstanding equity), including the awards relating to the 2011 management incentive plans for our Chief Executive Officer and President.

Other Compensation.  We may also provide employees with selected other benefits or perquisites in order to attract and retain highly skilled employees. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years.  We also provide our U.S. employees with company matching under our 401(k) plan.  Our named executive officers and directors are also provided with an automobile allowance or the use of a company vehicle. From time to time, we may provide other benefits to certain members of our senior management, such as payment for a country club membership or tax gross-ups for certain items.  We have valued these benefits in the following disclosure tables based on our cost except for situations where the employee or director has used a company owned vehicle, in which case we have used Internal Revenue Service guidelines.  We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees.

No Employment Agreements and Pre-arranged Severance Compensation.  None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation.  We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into post-employment arrangements based on circumstances existing upon departure.  We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individuals’ knowledge base and guidance. In the event we employ consulting agreements, we have typically obtained a non-compete agreement with these individuals.  With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments, however, certain of our outstanding restricted stock grants provide that in the event of a change of control, the award will vest.

2012 Compensation

Chief Executive Officer Compensation.  Our compensation committee established fiscal 2012 performance targets for a performance based award for Mr. Penske in March 2012 under our Management Incentive Plan discussed above. The maximum potential amount Mr. Penske could have earned pursuant to this award was $3.5 million, to be paid in shares of restricted stock to be granted in 2013. Mr. Penske achieved 100% of the performance metrics noted below, which entitled him to $3.5 million in shares of restricted stock. Mr. Penske did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

The specific 2012 performance objectives and related performance were as follows:

Objective	Result	% of Award	Achievement

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $400 million (100% attainment). EBITDA below $349 million results in no attainment. EBITDA between amounts yields pro rata attainment (1)	$408 million	20%	20%
• same-store revenue growth of 5%	10.4%	10%	10%
• worldwide credit availability of at least $125 million, excluding funds used for repurchases of outstanding debt or common stock	Achieved	10%	10%
• compliance with the covenants in our credit facilities	Compliant	10%	10%
• customer satisfaction scores exceed manufacturer objectives at 85% of our U.S. franchises	Exceeds	10%	10%
• no material weaknesses in our internal controls	None	10%	10%
• common stock price performance exceeds the S&P 500 Index during 2012	56% vs. 13% S&P	20%	20%
• reduce selling, general and administrative expense as a percentage of gross profit by 100 basis points (1)	130 bps	10%	10%
Total		100%	100%

(1)    This performance target excludes income or loss from discontinued operations, extraordinary items, changes in accounting principles, or any items of gain or loss relating to strategic or financial restructurings, the divestiture of assets or a business and, in each case, only if excluded from the definition of consolidated net income under the Company’s U.S. credit agreement.

In February 2013, the committee established a similar award for Mr. Penske with respect to 2013, with a threshold payout of $2.4 million (50% of targets), a target payout of $3.6 million (100% of targets) and a maximum potential payout of $4.8 million (150% of targets) to be paid in shares of restricted stock to be granted in 2014.  The performance objectives for 2013 are as follows:

Objective	% of Award

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $440 million (100% attainment). EBITDA below $400 million results in no attainment, EBITDA of $425 million results in 50% attainment, and EBITDA of $460 million yields 200% attainment. EBITDA between these amounts yields pro rata attainment (1)	20%
• same-store revenue growth of 5% (100% attainment). Growth below 5% results in no attainment, and growth of 10% yields 200% attainment. Growth between 5% and 10% yields pro rata attainment	10%
• worldwide credit availability of at least $225 million, excluding funds used for repurchases of outstanding debt or common stock	10%
• compliance with the covenants in our credit facilities	10%
• customer satisfaction scores exceed manufacturer objectives at 85% of our U.S. franchises	10%
• no material weaknesses in our internal controls	10%
• common stock price performance exceeds the S&P 500 Index during 2013 (100% attainment) Performance below the S&P 500 results in no attainment, outperformance by 15% yields 150% attainment. Performance between 100 and 115% yields pro rata attainment.	20%
• reduce selling, general and administrative expense as a percentage of gross profit by 100 basis points (100% attainment). Reduction below 100 basis points results in no attainment, and reduction of 150 basis points yields 200% attainment. Reduction between 100 and 150 basis points yields pro rata attainment (1)	10%
Total	100%

(1)    This performance target excludes income or loss from discontinued operations, extraordinary items, changes in accounting principles, or any items of gain or loss relating to strategic or financial restructurings, the divestiture of assets or a business and, in each case, only if excluded from the definition of consolidated net income under the Company’s U.S. credit agreement.

President Compensation.  Our compensation committee established fiscal 2012 performance targets for a performance based award for Mr. Kurnick in March 2012 under our Management Incentive Plan discussed above. The maximum potential amount Mr. Kurnick could have earned pursuant to this award was $600,000 to be paid in shares of restricted stock to be granted in 2013. Mr. Kurnick achieved 100% of the performance metrics relating to the award, which are the same as those noted above with respect to Mr. Penske’s award. This performance entitled Mr. Kurnick to $600,000 in the form of restricted stock. Mr. Kurnick did not receive an cash annual bonus because he received this restricted stock grant in lieu of a cash bonus.

In February 2013, the committee established a similar award for Mr. Kurnick with respect to 2013, with a threshold payout of $350,000 (50% of targets), a target payout of $700,000 (100% of targets) and a maximum potential payout of $1.05 million (150% of targets) to be paid in shares of restricted stock to be granted in 2014. The performance objectives and component percentages are the same as those set forth above with respect to the 2013 award for Mr. Penske.

Mr. Kurnick is also the President of Penske Corporation (our controlling stockholder) and he receives a substantial amount of compensation from Penske Corporation. While Mr. Kurnick devotes a substantial amount of time and effort to our company, his total compensation paid by us reflects that he devotes time to Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive matters, recognizing that the amount varies from year to year, but it is generally expected to represent approximately 75% of his time. In determining Mr. Kurnick’s pay, our compensation committee considers the impact of the time Mr. Kurnick spends on Penske Automotive matters, including the benefits of his leadership capabilities.

Other Executive Officer Compensation.  In 2012, Messrs. Sharp and Spradlin’s salaries were each increased from $400,000 to $435,000 and $450,000, respectively.  Our compensation committee approved these increases in recognition of the Company’s performance in 2012 and based upon its benchmarking against our peer companies.  Each of our named executive officers received the stock awards and bonuses set forth in the tables below.   In addition, in February 2013, Messrs. Jones, Sharp and Spradlin received 10,500, 4,650 and 9,000 shares of restricted stock, respectively, vesting over four years at a rate of 15%, 15%, 20% and 50% as part of our annual grant.  These awards were issued under the 2012 Equity Incentive Plan and are subject to stockholder approval of the plan as discussed above.  In 2012, we were reimbursed approximately six percent of Mr. Spradlin’s base salary by Penske Corporation to reflect his efforts on behalf of Penske Corporation.  The full amount of Mr. Spradlin’s base salary is shown in the table below.

EXECUTIVE COMPENSATION

The following table contains information concerning 2012 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, collectively referred to as the “named executive officers.” For a discussion of our methodology in valuing the items set forth under “All Other Compensation,” see “CD&A — Other Compensation.”

2012 Summary Compensation Table

		Salary	Bonus	Stock Awards		All Other Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)		($)		($)
Roger S. Penske	2012	$1,200,000	—	$3,500,000	(2)	$209,336	(3)	$4,909,336
Chief Executive Officer	2011	1,200,000	—	3,150,000		114,933		4,464,933
	2010	1,000,000	—	2,883,000		25,000		3,908,000

Robert H. Kurnick, Jr.	2012	700,000	—	600,000	(4)	71,576	(5)	1,371,576
President	2011	700,000	—	540,000		57,115		1,297,115
	2010	600,000	—	480,500		20,409		1,100,909

David K. Jones	2012	400,000	180,000	241,100		72,597	(6)	893,697
Executive Vice President & Chief Financial Officer	2011	364,038	125,000	189,240		464,559		1,142,837

Calvin C. Sharp	2012	416,827	100,000	108,495		50,280	(7)	675,602
Executive Vice President — Human Resources	2011	400,000	90,000	68,390		43,000		601,390
	2010	350,000	75,000	46,080		44,858		515,938

Shane M. Spradlin	2012	424,039	180,000	192,880		66,996	(8)	863,915
Executive Vice President, General Counsel & Secretary	2011	400,000	160,000	117,240		53,287		730,527
	2010	325,000	140,000	69,120		39,050		573,170

(1)         These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under our 2002 Equity Compensation Plan.

(2)         In March 2012, Mr. Penske received an equity incentive plan-based award under the Management Incentive Plan payable upon achievement of 2012 performance targets.  The maximum total award for this grant was $3.5 million, payable in restricted stock.  Mr. Penske achieved 100% of the performance metrics relating to this award, which entitled him to $3.5 million in shares of restricted stock.  See the narrative discussion following this table for further discussion of this award.

(3)         Consists of $25,000 in matching charitable donations pursuant to our director charitable matching program (see below “Director Compensation — Charitable Donation Matching Program”) and $184,336 in dividends on unvested restricted stock awards.

(4)         In March 2012, Mr. Kurnick received an equity incentive plan-based award under the Management Incentive Plan payable upon achievement of 2012 performance targets.  The maximum total award for this grant was $600,000, payable in restricted stock.  Mr. Kurnick, achieved approximately 100% of the performance metrics noted above relating to this award, which entitled him to $600,000 in shares of restricted stock.  See the narrative discussion following this table for further discussion of this award.

(5)         Represents an automobile allowance, $25,000 in charitable donations pursuant to our director charitable matching program and $26,167 in dividends on unvested restricted stock awards.

(6)         Represents an automobile allowance, matching funds under our U.S. 401(k) plan, company-sponsored life insurance, company-sponsored lunch program, personal use of sporting event tickets, dividends on unvested restricted stock awards, payments for a country club membership (though this membership is used for personal and business purposes), tax preparation assistance and a tax allowance of $8,597.

(7)         Represents $28,413 for an automobile allowance, matching funds under our U.S. 401(k) plan, dividends on unvested restricted stock, payments for a country club membership (though this membership is used for personal and business purposes), company-sponsored life insurance, company-sponsored lunch program and a tax allowance of $3,245.

(8)         Represents an automobile allowance, company-sponsored life insurance, matching funds under our U.S. 401(k) plan, company-sponsored lunch program, payments for a country club membership (though this membership is used for personal and business purposes), personal use of sporting event tickets, dividends on unvested restricted stock and a tax allowance of $7,908.

Grants of Plan-Based Awards in 2012

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All other Awards: Number of Shares		Grant Date Fair Value of Stock
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	of Stock (2)		Awards ($)

Roger S. Penske	3/8/2012	0	3,150,000	$3,500,000			$3,500,000
Chief Executive Officer	3/8/2012				130,651	(3)	3,150,000	(3)

Robert H. Kurnick, Jr.	3/8/2012	0	540,000	$600,000			600,000
President	3/8/2012				22,397	(3)	540,000	(3)

David K. Jones	3/8/2012				10,000		241,100
Executive Vice President & Chief Financial Officer

Calvin C. Sharp	3/8/2012				4,500		108,495
Executive Vice President – Human Resources

Shane M. Spradlin	3/8/2012				8,000		192,880
Executive Vice President, General Counsel & Secretary

(1)                                 See the following narrative discussion for an explanation of these awards. These entries reflect the total potential award for 2012, of which 100% was received in shares of restricted stock.  The “Target” amounts noted are merely representative amounts based on the previous year’s performance as our compensation committee did not set a “Target” amount.

(2)                                 See the following narrative for discussion of these awards issued pursuant to our annual grant of restrictive stock.

(3)                                 This represents the shares of restricted stock issued in March 2012 resulting from attainment of goals outlined in the 2011 incentive award. As a result, this table reflects two years of awards for Messrs. Penske and Kurnick: the 2011 awards attained, and the total potential awards relating to 2012.

Narrative Discussion of Summary Compensation Table and Plan Based Awards

The amounts set forth in the two preceding tables reflect payments and awards to our named executive officers based on the principles and descriptions discussed under “CD&A.”

Mr. Penske’s Performance Based Award.    Our compensation committee established fiscal 2012 performance targets for a performance based award for Mr. Penske in March 2012 under our Management Incentive Plan discussed above, which was payable in 2013. A maximum potential payout of $3.5 million to be paid in shares of restricted stock was available under the award.  Mr. Penske achieved 100% of the performance metrics noted above relating to this award, which entitled him to $3.5 million paid in shares of restricted stock, as more fully discussed above in “CD&A — Chief Executive Officer Compensation.” Mr. Penske did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

Mr. Kurnick’s Performance Based Award.  Our compensation committee established fiscal 2012 performance targets for a performance based award for Mr. Kurnick in March 2012 under our Management Incentive Plan discussed above, which was payable in 2013. A maximum potential payout of $600,000 to be paid in shares of restricted stock was available under the award.  Mr. Kurnick achieved 100% of the performance metrics noted above relating to this award, which entitled him to $600,000 in the form of restricted stock, as more fully discussed above in “CD&A — President Compensation.”  Mr. Kurnick did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

Other Restricted Stock Awards.  The equity awards granted in March 2012 to Messrs. Jones, Sharp and Spradlin were awarded as part of an annual grant of restricted stock pursuant to the terms of the 2002 Equity Compensation Plan.  The awards vest annually on June 1 over four years at a rate of 15%, 15%, 20% and 50% and were issued based on principles described in the “CD&A — Restricted Stock.”

Outstanding Equity Awards at 2012 Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested (1)

Roger S. Penske	505,319	(2)	$15,205,048
Chief Executive Officer
Robert H. Kurnick, Jr.	76,753	(3)	2,309,498
President
David K. Jones	21,550	(4)	648,440
Executive Vice President & Chief Financial Officer
Calvin C. Sharp	12,079	(5)	363,457
Executive Vice President – Human Resources
Shane M. Spradlin	21,009	(6)	632,161
Executive Vice President, General Counsel & Secretary

(1)         Market value is based upon the closing price of our common stock on December 31, 2012 ($30.09).

(2)         These restricted shares vest as follows:

June 1, 2013 – 78,838

June 1, 2014 – 159,786

June 1, 2015 – 117,808

June 1, 2016 – 89,201

June 1, 2017 – 59,686

(3)         These restricted shares vest as follows:

June 1, 2013 – 10,759

June 1, 2014 – 20,625

June 1, 2015 – 19,845

June 1, 2016 – 15,292

June 1, 2017 – 10,232

(4)         These restricted shares vest as follows:

June 1, 2013 – 5,750

June 1, 2014 – 4,300

June 1, 2015 – 6,500

June 1, 2016 – 5,000

(5)         These restricted shares vest as follows:

June 1, 2013 – 4,304

June 1, 2014 – 2,875

June 1, 2015 – 2,650

June 1, 2016 – 2,250

(6)         The restricted  shares vest as follows:

June 1, 2013 – 7,759

June 1, 2014 – 4,650

June 1, 2015 – 4,600

June 1, 2016 – 4,000

Option Exercises and Stock Vested During 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Roger S. Penske	94,597	2,222,084
Chief Executive Officer
Robert H. Kurnick, Jr.	11,971	281,199
President
David K. Jones	3,650	85,739
Executive Vice President & Chief Financial Officer
Calvin C. Sharp	3,227	75,802
Executive Vice President – Human Resources
Shane M. Spradlin	5,728	134,551
Executive Vice President, General Counsel & Secretary

Pension Benefits and Nonqualified Deferred Compensation

Our executive officers are not eligible to participate in any defined benefit or non-qualified deferred compensation plans.

“Golden Parachutes” or Termination/Change in Control Payments

None of our executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation.  With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments, however, certain of our outstanding restricted stock grants provide that in the event of a change of control the award will vest.  Based on a closing stock price of $29.78 on March 1, 2013, the following number of shares would vest assuming a change of control occurred on that date: Roger Penske 119,372 shares ($3,554,898), Robert Kurnick 20,464 shares ($609,418) David Jones 10,500 shares ($312,690), Calvin Sharp 4,650 shares ($138,477), Shane Spradlin 9,000 shares ($268,020).

DIRECTOR COMPENSATION

The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive all compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the Compensation and Management Development Committee, which is composed solely of independent directors. Although all of our directors are eligible for our charitable donation matching program discussed below, only those directors who are not our paid employees are eligible for director compensation.

Annual Fee and Stock Award.  Each non-employee director receives an annual fee of $40,000, except for audit committee members, who receive $45,000. Committee chairpersons receive an additional $5,000. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt (generally in the fourth quarter of the year of service). Our non-employee directors also receive an annual grant of 4,000 shares of stock.

Option to Defer Receipt until Termination of Board Service.  Under our Non-Employee Director Compensation Plan, the annual fee and equity awards earned by our non-employee directors may be deferred in either cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock, and ultimately will be paid in cash after a director retires. These stock units do not have voting rights, but do receive dividends in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All cash fees deferred are held in our general funds, and interest on such deferred fees is credited to the director’s account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.

Charitable Donation Matching Program.  All directors are eligible to participate in a charitable matching gift program. Under this program, we match up to $25,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for matching contributions paid by us.

Other Amounts.  As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a company vehicle, including the cost of routine maintenance and repairs and company-sponsored automobile insurance relating to that vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.

2012 Director Compensation Table

Our directors who are also our employees (Messrs. Kurnick, Namba and Penske) receive no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above. Ms. Pierce joined our Board on December 19, 2012, and therefore will first be eligible for compensation in respect of 2013.

	Fees Earned or	Stock	All Other
Name	Paid in Cash(1)	Awards(2)	Compensation		Total

John D. Barr	$45,000	$116,840	$65,471	(3)	$227,311
Michael R. Eisenson	50,000	$116,840	48,693	(4)	215,533
William J. Lovejoy	40,000	$116,840	40,200	(5)	197,040
Kimberly J. McWaters	45,000	$116,840	42,019	(6)	203,859
Lucio A. Noto	40,000	$116,840	47,200	(7)	204,040
Richard J. Peters	40,000	$116,840	43,996	(8)	200,836
Ronald G. Steinhart	45,000	$116,840	38,514	(9)	200,354
H. Brian Thompson	45,000	$116,840	63,318	(10)	225,158

(1)       Messrs. Eisenson, Lovejoy and Noto elected to receive equity in lieu of cash for 2012. Mr. Thompson elected to receive 50% of his fee in equity in 2012.

(2)         These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with stock awards granted under our 2002 Equity Compensation Plan, and excludes the amount of any equity compensation received in lieu of cash noted in footnote one.

(3)         “All Other Compensation” includes $50,471 of the use of a Company vehicle and related insurance and matching of charitable donations. The grant date fair value of the 4,000 deferred stock units granted to Mr. Barr on March 9, 2012 (in respect of 2011 service) was $97,360. Mr. Barr had 20,721.79 deferred stock units outstanding at December 31, 2012.

(4)         “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 2,054 shares of stock granted to Mr. Eisenson on March 9, 2012 (in respect of 2011 service) was $147,354.

(5)         “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 deferred stock units and the 1,643 deferred stock units granted to Mr. Lovejoy on March 9, 2012 (in respect of 2011 service) was $137,360.  Mr. Lovejoy had 44,104.02 deferred stock units outstanding at December 31, 2012.

(6)         “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Ms. McWaters on March 9, 2012 (in respect of 2011 service) was $97,360. Ms. McWaters had 8,243.89 deferred stock units outstanding at December 31, 2012.

(7)         “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 1,643 shares of stock granted to Mr. Noto on March 9, 2012 (in respect of 2011 service) was $137,351. Mr. Noto had 23,812.02 deferred stock units outstanding at December 31, 2012.

(8)         “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Peters on March 9, 2012 (in respect of 2011 service) was $97,360.

(9)         “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Steinhart on March 9, 2012 (in respect of 2011 service) was $97,360.

(10)  “All Other Compensation” reflects personal use of sporting event tickets, $35,739 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 924 shares of stock granted to Mr. Thompson on March 9, 2012 (in respect of 2011 service) was $119,850.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 12, 2013 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.

“Beneficial ownership” is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares, including shares of restricted but unvested stock.  The percentage of ownership is based on 90,302,508 shares of our common stock outstanding on March 12, 2013. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

Name of Beneficial Owner	Economic Ownership(1)	Beneficial Ownership (2)	Percent
Principal Stockholders
Penske Corporation(3)	30,763,812	30,763,812	34.1%
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954
Mitsui(4)	15,559,217	15,559,217	17.2%
2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan
Fidelity Management and Research Company (5)	6,951,956	6,951,956	7.7%
82 Devonshire St., Boston Massachusetts 02109

Current Directors and Nominees
John D. Barr	37,819	17,000	*
Michael R. Eisenson	71,444	71,444	*
Robert H. Kurnick, Jr.(6)	85,036	85,036	*
William J. Lovejoy	60,311	16,000	*
Kimberly J. McWaters	31,207	22,924	*
Yoshimi Namba	0	0	*
Lucio A. Noto	68,598	44,674	*
Roger S. Penske(7)	32,008,046	32,008,046	35.4%
Richard J. Peters(8)	62,760	62,760	*
Sandra A. Pierce	0	0
Ronald G. Steinhart	44,500	44,500	*
H. Brian Thompson	66,652	66,652	*

Officers Who Are Not Directors
David K. Jones (9)	33,375	33,375	*
Calvin C. Sharp(10)	30,842	30,842	*
Shane M. Spradlin(11)	47,861	47,861
All directors and named executive officers as a group (15 persons)(12)	32,597,691	32,500,354	36.0%

*               Less than 1%

(1)       Economic Ownership is defined as “Beneficial Ownership” (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors in connection with their director compensation.

(2)         Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person has the right to acquire such shares within 60 days or directly or indirectly has or shares the power to vote or dispose of such shares.

(3)         Penske Corporation is the beneficial owner of 30,426,594 shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. Penske Corporation also has shared voting power over 337,218 shares under voting agreements. All of the shares deemed owned by Penske Corporation are pledged under a loan facility.  Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 46,323,029 shares or 51.3%.

(4)         Represents 3,111,444 shares held by Mitsui & Co., (U.S.A.), Inc. and 12,447,773 shares held by Mitsui & Co., Ltd.

(5)         As reported on Schedule 13G as of 12/31/12 and filed with the SEC on February 14, 2013.

(6)         Includes 76,753 shares of restricted stock.

(7)         Includes the 30,763,812 shares deemed to be beneficially owned by Penske Corporation, as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 47,567,263 shares or 52.7%.  These figures include 505,319 shares of restricted stock.

(8)         Mr. Peters has shared voting power with respect to 50,000 of these shares.

(9)         Includes 32,050 shares of restricted stock

(10)  Includes 16,729 shares of restricted stock.

(11)  Includes 30,009 shares of restricted stock.

(12)  Includes 660,860 shares of restricted stock.

RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $5,000 must be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee approves all individual related party transactions valued below $1 million, all multiple-payment transactions valued below $5 million (such as a lease), and any transaction substantially similar to a prior year’s transaction (regardless of amount). Our Board, by a vote of the disinterested directors, reviews and approves all other related party transactions. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.

Stockholders Agreement and Stock Purchase Agreement. Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. (collectively the “Penske companies”).

Simultaneously with a purchase by Mitsui of our stock from us, Mitsui and the Penske companies entered into a stockholders agreement, pursuant to which the Penske companies agreed to vote their shares for one director who is a representative of Mitsui and Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates in 2014, or, if earlier, upon the mutual consent of the parties or when either party no longer owns any of our common stock.  Mitsui and the Penske companies agreed that, until termination of the stockholders agreement and with some exceptions, the parties will not acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of our Board of Directors or a majority of our disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, its beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske companies, the acquisition of securities if, after giving effect to such acquisition, their aggregate beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.

We have also granted Mitsui the right to an observer to our Board of Directors as long as it owns at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of Penske

Automotive, as long as it owns at least 10% of our outstanding common stock. Mr. Yoshimi Namba, one of our directors, has been appointed as our Senior Vice President — International Business Development. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to specified limitations.

Registration Rights Agreements.  Both the Penske companies and Mitsui possess registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

Other Related Party Interests.  Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of Transportation Resource Partners, a Penske affiliated organization that undertakes investments in transportation-related industries. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Robert H. Kurnick, Jr., our President and a director, is also the President and a director of Penske Corporation. In 2012, we were reimbursed approximately six percent of the base salary of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation affiliates. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive. Our director Lucio A. Noto is an investor in Transportation Resources Partners.

Penske Truck Leasing. We own a 9% interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading provider of transportation services and supply chain management. PTL operates and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental used truck sales, transportation and warehousing management and supply chain management. The general partner of PTL is Penske Truck Leasing Corporation (the “General Partner” or “PTLC”), a subsidiary of Penske Corporation which, together with other wholly owned subsidiaries of Penske Corporation (the “Penske Parties”), owns 41.1% of PTL. The remaining 49.9% of PTL is owned by GE Capital (“GECC”).

In connection with refinancing transactions by PTL, in April 2012, the PTL partners restructured the ownership of PTL to facilitate the investment of additional equity into PTL (the “Equity Infusion”). In lieu of cash investments by the PTL partners directly into PTL, a new company was created, LJ VP Holdings, LLC (“Holdings”), which is owned by the PTL partners in the same percentages as their ownership of PTL prior to the Equity Infusion, and of which the General Partner is the sole managing member. Holdings and GECC, as co-issuers, issued $700 million of 3.8% senior unsecured notes due 2019 to certain investors through an offering pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Holdings Bonds”). A wholly-owned subsidiary of Holdings contributed $700 million derived from the net proceeds from the offering of the Holdings Bonds and a portion of its cash on hand to PTL in exchange for a 21.5% limited partner interest in PTL. PTL used the $700 million of proceeds from this equity infusion to reduce its outstanding debt owed to GECC. Because the PTL partners hold the same relative percentage ownership in Holdings as they did of PTL immediately prior to the Equity Infusion, the ultimate economic ownership of PTL did not change as a result of the Equity Infusion. We have agreed to indemnify GECC for 9.0% of any principal or interest that GECC is required to pay as co-obligor for these bonds and pay GECC an annual fee of approximately $0.95 million for acting as co-obligor.

As part of this transaction, we entered into a limited liability company agreement of Holdings which extends through 2023 and required an initial capital contribution from us of $0.45 million to acquire 9.0% of Holdings. Any cash distributed to Holdings by PTL, except for an amount up to $0.1 million, is required to be used to service the Holdings Bonds, unless otherwise agreed to in certain circumstances by the Holdings members. We have governance rights in Holdings typical of a minority investor and, in light of our indemnification requirements related to the Holdings Bonds noted above, we have the right to approve certain additional debt obligations before incurrence by Holdings to the extent such incurrence would affect our indemnification requirements, any change in Holdings’ business activities and changes to the maturity, interest rate and principal amount of the Holdings Bonds. The agreement contains restrictions on our ability to transfer our interests similar to those in the existing and revised PTL partnership agreement discussed below.

The PTL partnership agreement was amended in connection with the April 2012 transactions. The partnership agreement provides us with specified distribution and governance rights and restricts our ability to transfer our interests. As a limited partner, we are entitled only to a limited number of rights, including the right to act as an observer at all meetings of PTL’s Advisory Committee and a right to pro rata quarterly distributions equal to 50% of its consolidated net income (calculated without regard to most currency translation adjustments and goodwill impairment charges). Further, we may only transfer our interests with the unanimous consent of the other partners, or if we and the Penske Parties provide the remaining partners with a right of first refusal to acquire our interests at fair market value. We and the Penske Parties have also agreed that (1) in the event of any transfer by the Penske Parties of their partnership interests to a third party, we shall be entitled to “tag-along” by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) the Penske Parties are entitled to a right of first refusal in the event of any transfer of our partnership interests. Additionally, the partnership has agreed to indemnify the General Partner for any actions in connection with managing the partnership, except those taken in bad faith or in violation of the partnership agreement. The amended agreement, which now extends through 2023, also allows GECC or PTLC, beginning December 31, 2017, to give notice to require PTL to begin to effect an initial public offering of equity securities, subject to certain limitations, as soon as practicable after the first anniversary of the initial notice. The party that is not exercising this right may seek to find a third party to purchase all of the partnership interests from the exercising party or to propose another alternative to such equity offers. In connection with the right to cause PTL to conduct an initial public offering, the PTL partners have agreed to customary demand and piggyback registration rights.

In 2012, we received $18.8 million from PTL in pro rata cash distributions and license payments. During 2012, we were also party to an agreement expiring in 2047 (assuming exercise of all optional extension periods) pursuant to which PTL subleases a portion of a dealership location in New Jersey for $60,000 per year plus its pro rata share of certain property expenses.  Aggregate payments are expected to be $2.0 million over the term of the remaining sublease, including all optional extension periods, but not including any potential increases in rent resulting from changes in the consumer price index. Our Chairman and Chief Executive Officer also serves as chairman of PTL, for which he is compensated by PTL. As a limited partner, we do not influence or control the amount of that compensation.

Other Transactions.  From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, shared employee expenses and payments relating to the use of aircraft from Penske Jet, a subsidiary of Penske Corporation.  These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $5.2 million paid by us, excluding the payments to AGR discussed below.

During 2012, we were a tenant under certain lease agreements with Automotive Group Realty, LLC (AGR), a wholly owned subsidiary of Penske Corporation.  The aggregate amount paid by us to AGR under the leases in 2012 was $199,631.  Remaining contractual payments from us to AGR under these leases through termination are approximately $124,000.

In June 2008, RP Automotive, an affiliate of Mr. Penske, Jr., the son of our Chairman and Chief Executive Officer, purchased two of our subsidiaries operating six franchises in California.  In connection with these transactions, the former subsidiaries continue to lease certain fixed assets from us. One of the leases has a term expiring in December 2037 with annual rent of $289,000 per year (or $7.2 million over the remaining period), and the second lease has a term expiring in February 2027 with annual rent of $219,000 per year (or $3.3 million over the remaining period).  In 2012, we also sold RP Automotive an aggregate of $28.8 million of new vehicles in connection with a fleet sale.

We and Penske Corporation and certain of its affiliates have entered into a joint insurance agreement which provides that, with respect to any joint insurance policies (such as our commercial crime insurance policies), any available coverage with respect to a loss shall be paid to each party as stipulated in the policies. In the event of losses that exceed the limit of liability for any policy or policy period, the total policy proceeds will be allocated based on the ratio of premiums paid.

We have entered into a license agreement with an affiliate of Penske Corporation for a license of the “Penske Automotive” name. This agreement provides us with a perpetual license of the name “Penske Automotive” and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding stock and we adhere to the other terms of the license agreement.

From time to time, we enter into arrangements between the Company, Penske Truck Leasing and/or other Penske Corporation affiliates and third party vendors in order to achieve the benefits of scale or synergy opportunities as between the companies. These arrangements are reviewed by the Board in accordance with our policy noted above. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale. In addition, we have a preferred arrangement with Shell Oil whereby we purchase targeted amounts of lubricants, fuel and other products on terms competitive to the Company.

In 2012, we acquired a 70% interest in a group of Italian BMW/MINI franchises in Northern Italy. In February, 2013, we sold 50% of our joint venture interest to Mitsui & Co. The purchase price was approximately $8.4 million which reflected our acquisition costs and subsequent profits/losses of those franchises since acquisition. We entered into a joint venture agreement with Mitsui that requires us and Mitsui to agree to all significant actions by that joint venture, and allows the transfer of membership interests only after complying with standard tag-along and right of first refusal provisions.

In 2012, we had continuing investments in two companies controlled by Transportation Resource Partners, an organization discussed above: a provider of outsourced vehicle management solutions (QEK) and a mobile vehicle washing company. In addition, in April 2012, we acquired a seven percent interest in NPA Holdco, LLC, an auctioneer of powersport vehicles for $3 million. Transportation Resource Partners had recently acquired a controlling interest in this company on the same financial terms as our investment. Furthermore, in 2012, we purchased $421,282 in vehicle window solar film for sale at our dealerships from Commonwealth Laminating & Coating, Inc., d/b/a SunTek, a company controlled by Transportation Resource Partners. In 2012, we incurred $256,919 of compensation expense for the chief executive officer of QEK, who also provides consulting services to us.

Our officers, directors and their affiliates periodically purchase, lease or sell vehicles from our dealerships at fair market value. Additionally, we hire automotive technicians who have graduated from Universal Technical Institute (“UTI”), a provider of technical education, whose Chief Executive Officer is one of our directors. We make no payments to UTI relating to the hiring of these graduates and hire them on the same terms as other employers. In 2012, Mr. Namba, one of our board members, received $320,331 in total compensation relating to his service as Senior Vice President — International Business Development. Mr. Namba is also an employee of Mitsui & Co., Ltd. (Japan).  To the extent Mr. Namba’s salary exceeds or is less than an amount set annually by Mitsui, he makes or receives payments to/from Mitsui intended to mitigate the effect of exchange rate changes.

An entity (the “Investor”) controlled by one of our directors, Lucio A. Noto, owns a 15.05% interest in one of our subsidiaries, UAG Connecticut I, LLC, pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, as well as “tag-along rights” in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing.  The Investor also paid $438,941 to us in 2012 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I. In addition, UAG Connecticut I makes periodic pro rata distributions, pursuant to which the Investor was paid $1,432,954 during 2012.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the SEC. To our knowledge, based solely on our review of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, all Section 16(a) reports were timely filed in 2012.

Stockholder Nominations and Proposals for 2013.  We must receive any proposals submitted pursuant to Rule 14(a)-8 of the proxy rules of the Securities and Exchange Commission (SEC) intended to be presented to stockholders at our 2014 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by November 12, 2013. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2014 (other than a proposal submitted for inclusion in our proxy statement) must follow the procedures set forth in our bylaws and provide us notice of the business no later than February 7, 2014.

INFORMATION ABOUT ATTENDING THE MEETING

PAG 2013 Annual Meeting of Stockholders

8:00 a.m. Eastern Daylight Time, May 9, 2013

Penske Automotive Group

2555 Telegraph Road

Bloomfield Hills, Michigan 48302

Voting in Person at the Meeting

We encourage you to submit proxies in advance by telephone, by Internet or by mail.  You may also vote in person at the annual meeting instead, or may execute a proxy designating a representative to vote for you at the meeting.  If your PAG shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

Admission

You will be asked to verify proof of ownership of PAG stock before being admitted to our annual meeting. If you hold shares indirectly through a bank or brokerage firm, please bring a recent statement to verify your ownership. We reserve the right to deny admission to anyone who cannot verify he or she is one of our stockholders.  Cameras and recording devices will not be permitted.

Proxies are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.

We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2012 and any of the other documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248-648-2500) or (866-715-5289).

Dated: March 13, 2013

APPENDIX A — 2012 Equity Incentive Plan

1.             Purpose. The purpose of this 2012 Equity Incentive Plan (the “Plan”) is to further the long term stability and financial success of Penske Automotive Group, Inc. (the “Company”) by (a) attracting and retaining key employees, members of the Board of Directors and other contributors to the Company through the use of equity incentives and (b) encouraging equity ownership in the Company by members of the Company’s Board of Directors and management. It is believed that ownership of Company Stock will stimulate the efforts of those Participants upon whose judgment and interest the Company is and will be dependent for the successful conduct of its business. It is also believed that awards granted under this Plan will strengthen their desire to remain with the Company and will further align those Participants’ interests with those of the Company’s shareholders.

2.             Definitions.  As used in the Plan, the following terms have the meanings indicated:

(a)           “Act” means the Securities Exchange Act of 1934, as amended.

(b)           “Applicable Withholding Taxes” means the minimum aggregate amount of federal, state and local income and payroll taxes that the Company is required by applicable law to withhold in connection with any Incentive Award.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Change of Control” means the occurrence of the following event: any individual, entity or group (as defined in Section 13(d)(3) of the Act) other than the Permitted Holders becomes the beneficial owner (as defined in Rule 13(d)(3) under the Act) of Company securities that constitute more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business).

(e)           “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor or replacement provision of the Code.

(f)            “Committee” means the Plan administrator,  as described under Section 15.

(g)           “Company” means Penske Automotive Group, Inc., a Delaware corporation.

(h)           “Company Contributor” means a consultant, advisor or other individual (except a member of the Board or an employee of the Company, a Parent or a Subsidiary of the Company), who (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction; and (ii) does not promote or maintain a market for the Company’s securities.

(i)            “Company Stock” means the common stock of the Company. In the event of a change in the capital structure of the Company, the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(j)            “Company Stock Award” means an award of Company Stock made without any restrictions.

(k)           “Date of Grant” means the date on which an Incentive Award is granted by the Committee.

(l)            “Disability” or “Disabled” means, as to an Incentive Stock Option, a disability within the meaning of Code Section 22(e)(3), and, as to a Restricted Stock Unit and any Incentive Award determined to be subject to Code Section 409A, a disability within the meaning of Code Section 409A(a)(2)(C). As to all other forms of Incentive Awards, the Committee shall determine whether a disability exists and such determination shall be conclusive.

(m)          “Fair Market Value” means, for purposes of determining the value of Company Stock on the Date of Grant, the Stock Exchange closing price of Company Stock on the Date of Grant.  If there are no Company Stock transactions on such date, Fair Market Value shall be determined as of the immediately preceding date on which there were Company Stock transactions.  Unless otherwise specified in the Plan, Fair Market Value for purposes of valuing Company Stock on the date of exercise means the Stock Exchange closing price of Company Stock on the last day immediately preceding the exercise date on which there were Company Stock transactions.  If Company Stock is not listed on a national or regional Stock Exchange or market system, Fair Market Value shall be determined by the Committee in good faith, subject to compliance with Code Section 409A.

(n)           “Incentive Award” means, collectively, the award of an Option, Stock Appreciation Right, Company Stock Award, Restricted Award or Performance Compensation Award under the Plan.

(o)           “Incentive Stock Option” means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code Section 422.

(p)           “Maturity Date” means, with respect to a Restricted Stock Unit, the date upon which all restrictions set forth in Section 6(b) with respect to such Restricted Stock Unit have lapsed or been removed pursuant to Section 6(g) or Section 6(h).

(q)           “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 10(d)(iv) of the Plan; provided that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(r)            “Nonstatutory Stock Option” means an Option that does not meet the requirements of Code Section 422 or, even if meeting the requirements of Code Section 422, is not intended to be an Incentive Stock Option and is so designated.

(s)            “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Act.

(t)            “Option” means a right to purchase Company Stock granted under Section 7 of the Plan, at a price determined in accordance with the Plan.

(u)           “Parent” means, with respect to any corporation, a parent of that corporation within the meaning of Code Section 424(e).\

(v)           “Participant” means any employee, director or other Company Contributor who receives an Incentive Award under the Plan.

(w)          “Performance Compensation Award” means any Incentive Award designated by the Committee as a Performance Compensation Award pursuant to Section 10 of the Plan.

(x)           “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance and shall be limited to the following: specified levels of or increases or decreases in revenue, return on equity, earnings per share, total earnings, earnings growth, earnings from continuing operations, EBITDA, EBITDAR, return on capital/equity, return on assets, gross profit, earnings before interest and taxes, sales, sales growth, gross or operating margin, cost reduction goals, fixed cost coverage measurements (including the ratio of service and parts revenues to operating costs), return on investment, increase in the fair market value of the Common Stock, share price (including growth measures and total stockholder return), market capitalization, operating profit, profit margin, net income, cash flow (including operating cash flow and free cash flow), financial return ratios, expense ratios, total return to  shareholders, market share, earnings measures/ratios, balance sheet measurements (including debt to equity ratios, maintenance of specified credit availability levels, compliance with credit covenants, inventory measurements and receivables/payables metrics), human resources measurements (including measurements of employee turnover, workers’ compensation costs and employee satisfaction), internal rate of return, unit sales, same store sales, specified levels of acquisitions/acquired revenue, customer satisfaction and productivity and compliance objectives (including lack of material weakness in internal controls, each as determined in accordance with the relevant AICPA or PCAOB principles), or where applicable, as adjusted to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, acquisitions or dispositions, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for Incentive Awards under the Plan and/or cumulative effects of changes in accounting principles. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.

(y)           “Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(z)           “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code.

(aa)         “Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

(bb)         “Permitted Holder” means (i) Mr. Roger S. Penske, his estate, guardians, conservators, administrators, committees or personal representatives; (ii) immediate family members and lineal descendants of Mr. Roger S. Penske and their respective guardians, conservators, administrators, committees or personal representatives; (iii) trusts or other entities created for the benefit of any of the Persons listed in (i) or (ii) above or for the benefit of a trust covered by this clause (iii); and (iv) any of Penske Capital Partners LLC, International Motor Car Group I LLC, International Motor Car Group II LLC, Penske Corporation, Penske Automotive Holdings Corp., Transportation Resource Partners, LP, Transportation Resource Partners III, LP, Penske Truck Leasing Co., L.P., LJ VP Holdings LLC and their respective Subsidiaries, in each case so long as the Persons or entities covered by clauses (i), (ii) or (iii), directly or indirectly, control such entities;  For purposes of this definition, “control” when used with respect to any entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(cc)         “Restricted Award” means, collectively, the award of Restricted Stock or Restricted Stock Units.

(dd)         “Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

(ee)         “Restricted Stock Unit” means an award granted upon the terms and subject to the restrictions and limitations set forth in Section 6 that entitles the holder to receive a payment equal to the Fair Market Value of a share of Company Stock on the Maturity Date.

(ff)          “Rule 16b-3” means Rule 16b-3 adopted pursuant to Section 16(b) of the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 adopted after the effective date of the Plan’s adoption.

(gg)         “Stock Appreciation Right” means a right to receive amounts from the Company awarded upon the terms and subject to the restrictions set forth in Section 8.

(hh)         “Stock Exchange” means the principal national securities exchange on which Company Stock is listed for trading, or, if Company Stock is not listed for trading on a national securities exchange, such other recognized trading market or quotation system upon which the largest number of shares of Company Stock has been traded in the aggregate during the last 20 days before a Date of Grant, or date on which an Option is exercised, whichever is applicable.

(ii)           “Subsidiary” means any business entity (including, but not limited to, a corporation, partnership or limited liability company) of which a company directly or indirectly owns 50% of the voting interests of the entity unless the Committee determines that the entity should not be considered a Subsidiary for purposes of the Plan. If a company owns less than 50% of the voting interests of the entity, the entity will be considered a Subsidiary for purposes of the Plan only if the Committee determines that the entity should be so considered. For purposes of Incentive Stock Options, Subsidiary shall be limited to a subsidiary within the meaning of Code Section 424(f).

(jj)           “Substitute Awards” means Incentive Awards granted or shares of Company Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(kk)         “10% Shareholder” means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Code Section 424(d).

3.             General. Incentive Awards may be granted under the Plan in the form of Options, Stock Appreciation Rights, Company Stock Awards, Restricted Awards and Performance Compensation Awards. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options. The provisions of the Plan referring to Rule 16b-3 shall apply only to Participants who are subject to Section 16 of the Act.

4.             Number of Shares of Company Stock.

(a)           Subject to Section 14 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 2,000,000 shares of Company Stock, which shall be authorized, but unissued shares.

(b)           Subject to Section 14 of the Plan, no more than 1,000,000 shares of Company Stock may be allocated to the Incentive Awards that are granted to any one Participant during any single calendar year, of which no more than 1,000,000 shares of Company Common Stock may be awarded to any one Participant in the form of Incentive Stock Options during any single calendar year.

(c)           Shares of Company Stock that have not been issued under the Plan and that are allocable to Incentive Awards or portions thereof that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. Similarly, if any shares of Restricted Stock issued pursuant to the Plan are reacquired by the Company as a result of a forfeiture of such shares pursuant to the Plan, such shares may again be subjected to an Incentive Award under the Plan.

(d)           For purposes of determining the number of shares of Company Stock that are available for Incentive Awards under the Plan, such number shall include the number of shares of Company Stock under an Incentive Award tendered by a Participant (either by actual delivery or attestation) or retained by the Company in payment of the exercise price of an Option or SAR, or Applicable Withholding Taxes.

(e)           Incentive Awards shall reduce the number of shares of Company Stock available for Incentive Awards under the Plan only to the extent such Incentive Awards are paid in shares of Company Stock, as opposed to payment in cash or other consideration.

(f)            Substitute Awards shall not reduce the shares of Company Stock authorized for grant under the Plan or the applicable limitations for grant to a Participant under Section 4(b). Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Incentive Awards under the Plan and shall not reduce the shares of Company Stock authorized for grant under the Plan; provided that Incentive Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Participants prior to such acquisition or combination.

5.             Eligibility.

(a)           All present and future employees, directors and other Company Contributors (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired) shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and discretion, as provided in Section 15, to select which employees, directors and Company Contributors shall receive Incentive Awards and to determine for each such Participant the terms and conditions, the nature of the award and the number of shares or units to be allocated to each Participant as part of each Incentive Award.

(b)           The grant of an Incentive Award shall not obligate the Company or any Parent or Subsidiary of the Company to pay a Participant any particular amount of remuneration, to continue the employment of the Participant after the grant or to make further grants to the Participant at any time thereafter.

6.             Company Stock Awards and Restricted Awards.

(a)           Whenever the Committee deems it appropriate to grant a Company Stock Award, notice shall be given to the Participant stating the number of shares of Company Stock for which the Company Stock Award is granted. This notice may be given in writing or in electronic form and shall constitute the award agreement between the Company and the Participant. A Company Stock Award may be made by the Committee in its discretion without cash consideration.

(b)           Whenever the Committee deems it appropriate to grant a Restricted Award, notice shall be given to the Participant stating the number of shares of Restricted Stock or number of Restricted Stock Units for which the Restricted Award is granted and the terms and conditions to which the Restricted Award is subject. This notice may be given in writing or in electronic form and shall constitute the award agreement between the Company and the Participant. A Restricted Award may be made by the Committee in its discretion without cash consideration.

(c)           A Restricted Award issued pursuant to the Plan shall be subject to the following restrictions:

(i)            None of such shares or units may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares or units shall have lapsed or shall have been removed pursuant to paragraph (h) or (i) below.

(ii)           Unless specified otherwise in a Participant’s Restricted Award Agreement, the restrictions on such shares or units must remain in effect for a period of no less than one year from the Date of Grant, except as provided under paragraph (h) or (i) in the case of Disability,  death or a Change in Control.

(iii)          Unless specified otherwise in a Participant’s Restricted Award Agreement, if a Participant ceases to be employed by the Company or a Parent or Subsidiary of the Company, or otherwise ceases employment with or otherwise ceases to be a Company Contributor,  as applicable, the Participant shall forfeit to the Company any Restricted Awards, the restrictions on which shall not have lapsed or shall not have been removed pursuant to paragraph (h) or (i) below, on the date such Participant shall cease to be so employed, etc.

(iv)          The Committee may establish such other restrictions on such shares or units that the Committee deems appropriate, including, without limitation, events of forfeiture and performance requirements for the vesting of awards.

(d)           Upon the acceptance by a Participant of an award of Restricted Stock, such Participant shall, subject to the restrictions set forth in paragraph (c) above, have all the rights of a shareholder with respect to the shares of Restricted Stock subject to such award of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates, if any, representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s award agreement. If shares of Restricted Stock are issued without certificates, notice of the restrictions set forth in the Plan and the Participant’s Award Agreement must be given to the shareholder in the manner required by law.

(e)           Each Restricted Stock Unit shall entitle the Participant, on the Maturity Date, to receive from the Company an amount equal to the Fair Market Value on the Maturity Date of one share of Company Stock subject to any limitations or enhancements on such value as the Committee may set forth in the notice of the Restricted Stock Unit award.

(f)            The manner in which the Company’s obligation arising on the Maturity Date of a Restricted Stock Unit shall be paid and date of payment shall be determined by the Committee and shall be set forth in the Participant’s Restricted Stock Unit agreement. The Committee may provide for payment in Company Stock or cash or a fixed combination of Company Stock and cash, or the Committee may reserve the right to determine the manner of payment at the time the payment is made. Shares of Company Stock issued as payment for a Restricted Stock Unit shall be valued at Fair Market Value on the Maturity Date subject to any limitations or enhancements on such value as the Committee may set forth in the notice of the Restricted Stock Unit award.

(g)           A Participant receiving an award of Restricted Stock Units shall not possess any rights of a shareholder with respect to the Restricted Stock Units and shall be entitled to receive payments equivalent to dividends and other distributions paid on shares of Company Stock only to the extent set forth in the Restricted Stock Unit agreement.

(h)           The Committee shall establish as to each Restricted Award the terms and conditions upon which the restrictions set forth in paragraph (c) above shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions as a result of the Disability, or death of the Participant or the occurrence of a Change of Control.

(i)            Notwithstanding the forfeiture provisions of paragraph (c)(iii) above, and subject to Code Section 162(m) if applicable, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

(j)            Each Participant shall agree at the time his Company Stock Award and/or Restricted Award is granted, and as a condition thereof, to pay to the Company or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificates free of a legend reflecting the restrictions set forth in paragraph (c) above shall be issued to such Participant for Restricted Stock. If Restricted Stock is being issued to a Participant without the use of a stock certificate, the restrictions set forth in paragraph (c) shall be communicated to the shareholder in the manner required by law. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes for an award of Company Stock or Restricted Stock, if the grant so provides, or the Committee by separate action so permits, the Participant may elect to (i) deliver shares of Company Stock or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee. The Committee has the express authority to change any election procedure it establishes at any time. Applicable Withholding Taxes attributable to Restricted Stock Units may be withheld from the payment by the Company to the Participant for such Restricted Stock Units.

7.                                      Options.

(a)                                 Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the exercise price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, the extent, if any, to which Stock Appreciation Rights are granted, and the conditions to which the grant and exercise of the Options are subject, including any performance-based vesting conditions, as the Committee acting in its complete discretion deems consistent with the terms of the Plan. This notice may be given in writing or in electronic form and shall constitute the stock option agreement between the Company and the Participant.  Incentive Stock options only may be granted to employees of the Company, the Parent or a Subsidiary of the Company.

(b)                                 The exercise price of shares of Company Stock covered by an Incentive Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant; provided that if an Incentive Stock Option is granted to an employee who, at the time of the grant, is a 10% Shareholder, then the exercise price of the shares covered by the Incentive Stock Option shall be not less than 110% of the Fair Market Value of such shares on the Date of Grant.

(c)                                  The exercise price of shares of Company Stock covered by a Nonstatutory Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant. No Nonstatutory Stock Option may be exercised after ten years from the Date of Grant.

(d)                                 Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant’s stock option agreement; provided that the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

(i)                                     No Incentive Stock Option may be exercised after the first to occur of:

(x)                                 Ten years (or, in the case of an Incentive Stock Option granted to a 10% Shareholder, five years) from the Date of Grant,

(y)                                 Three months after the date of the Participant’s termination of employment with the Company and any Parent or Subsidiary of the Company for reasons other than death or Disability; or

(z)                                  One year following the date of the Participant’s termination of employment by reason of death or Disability.

(ii)                                  Except as otherwise provided in this Section, no Incentive Stock Option may be exercised unless the Participant is employed by the Company or a Parent or Subsidiary of the Company at the time of the exercise and has been so employed at all times since the Date of Grant. If a Participant’s employment is terminated other than by reason of death or Disability at a time when the Participant holds an Incentive Stock Option that is exercisable (in whole or in part), the Participant may exercise any or all of the then exercisable portion of the Incentive Stock Option (to the extent exercisable on the date of termination) within three months after the Participant’s employment.  If a Participant’s employment is terminated by reason of Disability at a time when the Participant holds an Incentive Stock Option that is exercisable (in whole or in part), the Participant may exercise any or all of the then exercisable portion of the Incentive Stock Option (to the extent exercisable on the date of Disability) within one year after the Participant’s termination of employment. If a Participant’s employment is terminated by reason of death at a time when the Participant holds an Incentive Stock Option that is exercisable (in whole or in part), the then exercisable portion of the Incentive Stock Option may be exercised (to the extent exercisable on the date of death) within one year after the Participant’s death by the person to whom the Participant’s rights under the Incentive Stock Option shall have passed by will or by the laws of descent and distribution.

(iii)                               An Incentive Stock Option, by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of the Company and any Parent or Subsidiary of the Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

(e)                                  Unless otherwise specified in a Participant’s Option agreement, the same exercise terms as set forth in Section 7(d)(i) through 7(d)(ii) for Incentive Stock Options shall apply to Nonstatutory Options. except that (i) separation from services shall replace employment termination for directors and Company Contributors, and (ii) the five-year exercise restriction on 10% Shareholders shall not apply.

(f)                                   The Committee may, in its discretion, grant Options that by their terms become fully exercisable upon a Change of Control notwithstanding other conditions on exercisability in the stock option agreement.

(g)                                  Notwithstanding the foregoing, an Option agreement may provide that if on the last day of the term of an Option the Fair Market Value of one share of Company Stock exceeds the exercise price of the Option, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding shares of Company Stock otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of shares of Company Stock for which the Option was deemed exercised, less the number of shares of Company Stock required to be withheld for the payment of the total purchase price and Applicable Withholding Taxes; any fractional share of Company Stock shall be settled in cash.

8.                                      Stock Appreciation Rights.

(a)                                 Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Option, either concurrently with the grant of the Option or, if the Option is a Nonstatutory Stock Option, by an amendment to the Option at any time thereafter during the term of the Option. Stock Appreciation Rights may be exercised in whole or in part at such times and under such conditions as may be specified by the Committee in the Participant’s stock option agreement. The following provisions apply to all Stock Appreciation Rights that are granted in connection with Options:

(i)                                     Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Company unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (y) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option, which shall be no less than 100% of Fair Market Value of the covered Company Stock on the Date of Grant. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of the Stock Appreciation Right.

(ii)                                  Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

(iii)                               The Committee may, in its discretion, grant Stock Appreciation Rights in connection with Options which by their terms become fully exercisable upon a Change of Control, which Stock Appreciation Rights shall only be exercisable following a Change of Control. The underlying Option may provide that such Stock Appreciation Rights shall be payable solely in cash. The terms of the underlying Option shall provide that the value of the Company Stock shall be calculated based on the Fair Market Value of the Company Stock on the day of exercise.

(iv)                              Subject to any further conditions upon exercise imposed by the Committee, a Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable, and shall expire no later than the date on which the related Option expires.

(v)                                 A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Option.

(b)                                 Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted without related Options. The terms and conditions of the award shall be set forth in a Stock Appreciation Rights agreement between the Company and the Participant in written or electronic form and may include performance-based vesting conditions, as the Committee deems appropriate. The following provisions apply to all Stock Appreciation Rights that are granted without related Options:

(i)                                     Stock Appreciation Rights shall entitle the Participant, upon the exercise of all or any part of the Stock Appreciation Rights, to receive from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Rights over (y) the Fair Market Value on the Date of Grant of the Company Stock covered by the Stock Appreciation Rights. The Committee may limit the amount that the Participant may be entitled to receive upon exercise of the Stock Appreciation Right.

(ii)                                  Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Committee shall specify in the Participant’s Stock Appreciation Rights agreement.

(c)                                  The manner in which the Company’s obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the Participant’s stock option agreement (if the Stock Appreciation Rights are related to an Option) or Stock Appreciation Rights agreement. The Committee may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

9.                                      Method of Exercise of Options and Stock Appreciation Rights.

(a)                                 Options and Stock Appreciation Rights may be exercised by the Participant by giving notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option or the number of Stock Appreciation Rights he has elected to exercise. In the case of a purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full paid in cash; provided that, if the terms of an Option so permit, or the Committee by separate action so permits, the Participant may (i) deliver shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price (either by actual delivery or attestation), (ii) to the extent permitted under applicable laws and regulations, deliver a properly executed exercise notice together with irrevocable instructions to a broker to exercise all or part of the Option, sell a sufficient number of shares of Company Stock to cover the exercise price, Applicable Withholding Taxes (if required by the Committee) and other costs and expenses associated with such sale and deliver promptly the amount necessary to pay the exercise price and any Applicable Withholding Taxes or (iii) request that the Company reduce the number of shares of Company Stock issued by the number of shares having an aggregate Fair Market Value equal to the aggregate exercise price. The Participant shall not be entitled to make payment of the exercise price other than in cash unless provisions for an alternative payment method are included in the Participant’s stock option agreement or are agreed to in writing by the Company with the approval of the Committee prior to exercise of the Option.

(b)                                 The Company may place on any certificate representing Company Stock issued upon the exercise of an Option or a Stock Appreciation Right any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws, and the Company may require of the participant a customary written indication of his investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued to him a certificate for the shares of Company Stock acquired, he shall possess no shareholder rights with respect to the shares.

(c)                                  Each Participant shall agree as a condition of the exercise of an Option or a Stock Appreciation Right to pay to the Company Applicable Withholding Taxes, or make arrangements satisfactory to the Company regarding the payment to the Company of such amounts. Until Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be issued upon the exercise of an Option or a Stock Appreciation Right.

As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes if the Option or Stock Appreciation Rights agreement so provides, or the Committee by separate action so provides, a Participant may elect to (i) deliver shares of Company Stock or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee.

(d)                                 Notwithstanding anything herein to the contrary, if the Company is subject to Section 16 of the Act, Options and Stock Appreciation Rights shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3.

10.                               Performance Compensation Awards.

(a)                                 The Committee shall have the authority, at the time of grant of any Incentive Award described in this Plan  to designate such Incentive Award as a Performance Compensation Award in order to qualify such Incentive Award as “performance-based compensation” under Section 162(m) of the Code.  Unless otherwise provided in a Participant’s Option or Stock Appreciation Rights agreement, Options and Stock Appreciation Rights granted under the Plan are intended to automatically satisfy the requirements of the exemption for performance-based compensation under Code Section 162(m), to the extent applicable, and to the extent intended to satisfy such exemption, Options and Stock Appreciation Rights are subject to the limit set forth in Section 4(b) of the Plan but are not otherwise considered Code Section 162(m) Awards subject to Article 10.

(b)                                 The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards for such Performance Period. However, the designation of Participant eligibility to receive an Incentive Award for a Performance Period shall not in any manner entitle the Participant to receive payment for any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment for any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 10. Designation of Participant eligibility to receive an Incentive Award for a particular Performance Period shall not require designation of Participant eligibility to receive an Incentive Award in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Incentive Award shall not require designation of any other person as a Participant eligible to receive an Incentive Award in such period or in any other period.

(c)                                  With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 10(c) and record the same in writing.

(d)                                 Payment of Performance Compensation Awards

(i)                                     Condition to Receipt of Payment. Unless otherwise provided in the applicable award agreement, a Participant must be employed by the Company or Parent, or remain an employee of or otherwise be a Company Contributor, as applicable, on the last day of a Performance Period to be eligible for payment related to a Performance Compensation Award for such Performance Period.

(ii)                                  Limitation. A Participant shall be eligible to receive payment related to a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii)                               Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 10(d)(iv) hereof, if and when it deems appropriate.

(iv)                              Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment related to a Performance Compensation Award for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 10(d)(vi) of the Plan.

(v)                                 Timing of Award Payments. Unless otherwise provided in a Performance Compensation Award agreement or pursuant to an irrevocable deferral election made in compliance with Code Section 409A, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 10 but in no event later than the fifteenth day of the third month following the last day of the applicable Performance Period.

(vi)                              Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a single calendar year is subject to the limit in Section 4(b).

11.                               Nontransferability of Incentive Awards. Except as described below or as otherwise determined by the Committee in a Participant’s Incentive Award agreement, no Incentive Award shall be transferable by a Participant except by will or the laws of descent and distribution, and an Option or Stock Appreciation Right shall be exercised only by a Participant during the lifetime of the Participant.  Notwithstanding the foregoing, a Participant may assign or transfer an Incentive Award that is not an Incentive Stock Option with the consent of the Committee to a family member (or trust or other entity for the benefit of the Participant or the Participant’s family members), without consideration (each transferee thereof, a “Permitted Assignee”); provided that any such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and transferred Incentive Award and shall execute an agreement satisfactory to the Company evidencing such obligations.  Notwithstanding the foregoing, a Participant who transfers an Incentive Award also shall remain bound by the terms and conditions of the Plan.

12.                               Effective Date of the Plan. This Plan shall become effective as of November 1, 2012,  subject to the approval of the holders of at least a majority of the shares present in person or represented by proxy and entitled to vote on a proposal to approve the Plan at a duly held meeting of shareholders of the Company held within twelve (12) months after adoption of the Plan by the Board.  If not approved by shareholders within twelve (12) months after approval by the Board, the Plan shall be null and void, with no further force or effect.

13.                               Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on November 1, 2015.  No Incentive Awards shall be granted under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code or Rule 16b-3, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 14), expands the class of persons eligible to receive Incentive Awards, or materially increases the benefits accruing to Participants under the Plan unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Awards to meet the requirements of the Code, including Code Sections 162(m), 422, 409A and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to such Participant.

14.                               Change in Capital Structure.

(a)                                 In the event of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, reorganization, reincorporation, consolidation, special dividend, spin-off or other change in the Company’s capital stock without the receipt of consideration by the Company (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the aggregate and individual maximum number of shares or securities which may be delivered under the Plan pursuant to Section 4, and the exercise price and other terms and relevant provisions of Incentive Awards shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons; provided, however, that no adjustment of an outstanding Option or Stock Appreciation Right may be made that would create a deferral of income or a modification, extension or renewal of such Option or Stock Appreciation Right under Code Section 409A except as may be permitted in applicable Treasury Regulations. If the adjustment would produce fractional shares with respect to any Restricted Award or unexercised Option or Stock Appreciation Right, the Committee may adjust appropriately the number of shares covered by the Incentive Award so as to eliminate the fractional shares.

(b)                                 If the Company is a party to a consolidation or merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate, including, without limitation, approving the assumption of some or all outstanding Incentive Awards by the Company’s successor, the full vesting or lapse of all restrictions on some or all outstanding Incentive Awards, or the cash-out of some or all outstanding Incentive Awards, subject to any specific provisions in outstanding Incentive Award agreements and applicable requirements under Code Section 409A.

(c)                                  Any determination made or action taken under this Section 14 by the Committee shall be final and conclusive and may be made or taken without the consent of any Participant.

15.                               Administration of the Plan. The Plan shall be administered by the Committee, which shall be the full Board or a committee appointed by the Board, consisting of not less than two members of the Board. Subject to paragraph

(f) below, a committee appointed by the Board shall be the Compensation and Management Development Committee of the Board unless the Board shall appoint another committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)                                 The Committee shall have the power and complete discretion to determine (i) which eligible employees, directors and other Company Contributors shall receive an Incentive Award and the nature of the Incentive Award, (ii) the number of shares of Company Stock to be covered by each Incentive Award, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) when, whether and to what extent Stock Appreciation Rights shall be granted in connection with Options, (v) the Fair Market Value of Company Stock, subject to Section 2(m), (vi) the time or times when an Incentive Award shall be granted, (vii) whether an Incentive Award shall become vested over a period of time, upon the achievement of a performance-based vesting condition, and when it shall be fully vested, (viii) when Options or Stock Appreciation Rights may be exercised, (ix) whether a Disability exists, subject to Section 2.2(l), (x) the manner in which payment will be made upon the exercise of Options or Stock Appreciation Rights, (xi) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options or Stock Appreciation Rights is permitted, (xii) whether to approve a Participant’s election (A) to deliver Company Stock to satisfy Applicable Withholding Taxes or (B) to have the Company withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option or a Stock Appreciation Right the number of shares necessary to satisfy Applicable Withholding Taxes, (xiii) the terms and conditions applicable to Restricted Awards, (xiv) the terms and conditions on which restrictions upon Restricted Awards shall lapse, (xv) whether an Incentive Award shall be deemed to be a Performance Compensation Award; (xvi) the Performance Criteria that will be used to establish Performance Goals; (xvii) whether to accelerate the time at which any or all restrictions with respect to Restricted Awards will lapse or be removed, (xviii) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xix) any additional requirements relating to Incentive Awards that the Committee deems appropriate. Notwithstanding the foregoing, no “tandem stock options” (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options. The Committee shall have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to the Participant, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of Code Sections 422 or 409A applicable to the Incentive Award.

(b)                                 The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)                                  A majority of the members of the Committee shall constitute a quorum although at least two members must be present for a quorum), and all actions of the Committee shall be taken by a majority of the members present (or in the event of two members, a unanimous decision). Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d)                                 The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. If a Committee of the Board is appointed to serve as the Committee, such Committee shall have, in connection with the administration of the Plan, the powers possessed by the Board, including the power to delegate a subcommittee of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.

(e)                                  To the extent permitted by applicable law, the Committee may delegate to one or more Officers the authority to do one or both of the following: (i) designate Participants who are not Officers to be recipients of Incentive

Awards, and (ii) determine the number of shares of Company Stock or units to be subject to such Incentive Awards granted to such Participants; provided, however, that the Committee’s delegation of this authority shall specify the total number of shares of Company Stock or units subject to such delegation, and that, in no event, shall such Officer grant an Incentive Award to himself or herself. All other terms and conditions of any Incentive Award made pursuant to this delegation of authority shall be determined by the Committee.

(f)                                   Each member of the Committee with respect to the grant of Incentive Awards that are intended to constitute Performance Compensation Awards shall  be “outside directors” as described in Code Section 162(m); provided, however, that the failure to satisfy such requirement shall not affect the validity of any Incentive Award otherwise validly granted.  As to Incentive Awards that that are authorized by the Committee and intended to be exempt under Rule 16b-3 of the Exchange Act, the requirements of Rule 16b-3(d)(1) under the Exchange Act with respect to committee action also are intended to be satisfied.  With respect to Incentive Awards granted pursuant to Section 15(e), the designated Officer(s) granting Incentive Awards shall be deemed to constitute the Committee.  To the extent applicable, Committee members shall meet the requirements of the rules and regulations of the Stock Exchange.

(g)                                  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Incentive Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Incentive Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs.

16.                               Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows:

(a)                                 If to the Company — at its principal business address to the attention of the Secretary;

(b)                                 If to any Participant — at the last address of the Participant known to the sender at the time the notice or other communication is sent.

(c)                                  In either event, notice may also be delivered via email as long as the email account is one used in the regular course of business of the Participant or Company representative.

17.                               Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Company Stock subject to an Incentive Award unless otherwise stated herein or until such Participation has satisfied all requirements under the terms of the Incentive Award.

18.                               No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Incentive Award granted under the Plan shall confer upon any Participant any right to continue to serve the Company (or a Parent or Subsidiary of the Company) in the capacity in effect at the time the Incentive Award was granted or shall affect the right of the Company (or a Parent or Subsidiary of the Company) to terminate the employment or services of a Participant with or without notice and with or without cause.

19.                               Interpretation. The terms of the Plan shall be governed by the laws of the State of Delaware, without regard to conflict of law provisions at any jurisdiction. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. As to all Incentive Stock Options and all Nonstatutory Stock Options with an exercise price of at least 100% of Fair Market Value of the Company Stock on the Date of Grant, this Plan shall be interpreted for such Options to be excluded from applicable employee remuneration for purposes of Code Section 162(m).

20.                               Compliance with Code Section 409A.

(a)                                 To the extent that amounts payable under this Plan are subject to Code Section 409A, the Plan and Incentive Awards are intended to comply with such Code Section 409A and official guidance issued thereunder. Otherwise, the Plan and Incentive Awards are intended to be exempt from Code Section 409A. Notwithstanding anything to the contrary, the Plan and Incentive Awards shall be interpreted, operated and administered in a manner consistent with these intentions.

(b)                                 For purposes of the Plan, all references to “employment termination,” “termination from employment,” “termination from service,” “separation from service” or like phrases are intended to constitute a “separation from service” as defined by Code Section 409A and regulations thereunder.

(c)                                  Notwithstanding anything in the Plan to the contrary, if a Participant is a specified employee (within the meaning of the default provisions for determining specified employees under Section 409A of the Code) with respect to the Company at the time of his or her employment termination or separation from service, all payments that would have been due during the six-month period following the Participant’s employment termination or separation from service shall be paid on the date that is six months and one day after the Participant’s employment termination or separation from service (or, if earlier, as soon as practicable after the date of the Participant’s death).

21.                               Compliance with Code Section 162(m). To the extent the Committee issues any Incentive Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without shareholder or grantee approval, amend the Plan or the relevant award agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Incentive Award.

22.                               Clawback. Notwithstanding any other provisions in this Plan, any Incentive Award that is subject to recovery under any law, government regulation or Stock Exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or Stock Exchange listing requirement) and in compliance with Code Section 409A.

23.                               Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Incentive Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board) or paid by the Board in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be determined in such action, suit or proceeding that such Committee member has acted in bad faith; provided, however, that within sixty (60) days after receipt of notice of institution of any such action, suit or proceeding, a Committee member shall offer the Company in writing the opportunity, at its own cost, to handle and defend the same.

IN WITNESS HEREOF, this instrument has been executed as of the 1st day of November 2012.

PENSKE AUTOMOTIVE GROUP, INC

By:	/s/ Calvin C. Sharp
Executive Vice President – Human Resources

BOARD APPROVAL:	10/18/2012
SHAREHOLDER APPROVAL:	/ /2013

Form of Proxy Card — Penske Automotive Group, Inc.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Penske Automotive Group, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Robert H. Kurnick, Jr. and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 9, 2013 at 8:00 a.m., Eastern Daylight Time, at our corporate headquarters, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR APPROVAL OF OUR 2012 EQUITY INCENTIVE PLAN, FOR RATIFICATION OF OUR AUDITORS, FOR APPROVAL OF OUR EXECUTIVE COMPENSATION, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

C  Non-Voting Items

Change of Address – Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance Mark the box to the right ☐ if you plan to attend the Annual Meeting

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 9, 2013.

Vote by Internet

• Go to www.envisionreports.com/pag
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secured website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A  Proposals – The Board of Directors recommends that you vote FOR the following proposals:

1.	Election of Directors:

	For	Withhold
01 — John D. Barr	☐	☐
02 — Michael R. Eisenson	☐	☐
03 — Robert H. Kurnick, Jr.	☐	☐
04 — William J. Lovejoy	☐	☐
05 — Kimberly J. McWaters	☐	☐
06 — Yoshimi Namba	☐	☐
07 — Lucio A. Noto	☐	☐
08 — Roger S. Penske	☐	☐
09 — Richard J. Peters	☐	☐
10 — Sandra E. Pierce	☐	☐
11 — Ronald G. Steinhart	☐	☐
12 — H. Brian Thompson	☐	☐

		For	Against	Abstain
2.	Approval of the Penske Automotive Group, Inc. 2012 Equity Incentive Plan.	☐	☐	☐

3.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditing firm for the year ending December 31, 2013.	☐	☐	☐

4.	Approval, by non-binding vote, of executive compensation.	☐	☐	☐

5.	Transaction of such other business as may properly come before the annual meeting and any postponement or adjournment thereof.	☐	☐	☐

B  Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.		Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/	/

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

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